Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

JOHNSON & JOHNSON,

COPE ACQUISITION CORP.,

and

MICRUS ENDOVASCULAR CORPORATION

July 11, 2010

TABLE OF CONTENTS

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 11, 2010 (this “Agreement”), by and among Micrus Endovascular Corporation, a Delaware corporation (the “Company”), Johnson & Johnson, a New Jersey corporation (“Parent”), and Cope Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”).

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) (other than (i) shares of Company Common Stock to be cancelled in accordance with Section 3.1(c) and (ii) Dissenting Shares) shall be converted into the right to receive the Merger Consideration;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that the transactions contemplated by this Agreement, including the Merger (the “Transactions”), are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement, the Merger and the other Transactions, and (iii) subject to the other terms and conditions of this Agreement, resolved to recommend that the Company’s stockholders adopt this Agreement and approve the Merger and the other Transactions (the “Company Board Recommendation”);

WHEREAS, the Board of Directors of Merger Sub has, upon the terms and subject to the conditions set forth herein, unanimously approved and declared advisable this Agreement, the Merger and the other Transactions and Parent (in its capacity as the sole stockholder of Merger Sub) has adopted this Agreement and approved the Merger and the other Transactions; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I
DEFINITIONS AND TERMS

Section 1.1     Definitions.  As used in this Agreement, the following terms have the meanings set forth below:

“409A Authorities” has the meaning set forth in Section 4.9(k).

“Acquisition Proposal” means any offer or proposal made by any Person or Persons other than Parent, Merger Sub or any Affiliate thereof to acquire, other than as contemplated by this Agreement, directly or indirectly in one transaction or a series of transactions, (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of fifteen percent (15%) or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or any other transaction involving the Company or (ii) one or more assets or businesses of the Company and its Subsidiaries that constitute fifteen percent (15%) or more of the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole.

“Affected Employee” has the meaning set forth in Section 6.5(a).

“Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” has the meaning set forth in Section 6.9(a).

“Audit” means any audit, written proposed adjustment, assessment of Taxes, other examination by any Taxing Authority, or any proceeding or appeal of such proceeding relating to Taxes.

“Balance Sheet Date” has the meaning set forth in Section 4.6.

“Benefit Agreement” means (i) any employment, deferred compensation, consulting, severance, change of control, termination, retention, indemnification, loan or similar agreement between the Company or any of its Subsidiaries, on the one hand, and any Participant, on the other hand, or (ii) any agreement between the Company or any of its Subsidiaries, on the one hand, and any Participant, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of a nature contemplated by this Agreement.

“Benefit Plan” means any employment, bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, stock ownership, equity or equity-based compensation, paid time off, perquisite, fringe benefit, vacation, change of control, severance, retention, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy, arrangement, agreement or understanding (whether or not legally binding)

sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to by the Company or any of its Subsidiaries or any other Commonly Controlled Entity, in each case, providing benefits to any Participant, but not including any Benefit Agreement.

“Book Entry Shares” has the meaning set forth in Section 3.1(d).

“Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in San Francisco, California are authorized or required by Law to be closed.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Certificates” has the meaning set forth in Section 3.1(d).

“Change of Recommendation” has the meaning set forth in Section 6.4(d).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commonly Controlled Entity” has the meaning set forth in Section 4.9(c).

“Company” has the meaning set forth in the Preamble.

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in the Recitals.

“Company Bylaws” has the meaning set forth in Section 4.1.

“Company Charter” has the meaning set forth in Section 4.1.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Disclosure Schedule” means the disclosure schedule, delivered by the Company to Parent immediately prior to the execution of this Agreement, arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Agreement.

“Company Equity Plans” means the Company’s 2005 Equity Incentive Plan and 1998 Stock Plan, as in effect on the date hereof.

“Company Intellectual Property” has the meaning set forth in Section 4.12(c).

“Company Material Adverse Effect” means any change, effect, event, occurrence, circumstance or development (each an “Effect”) that, individually or in the aggregate, has resulted or would reasonably be expected to result in any material adverse change in, or material adverse effect on, the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any Effect resulting from or arising in connection with (i) conditions (or changes in) the industries and markets in which the Company and its Subsidiaries operate, (ii) conditions (or changes in) the United States or the global economy, (iii) conditions (or changes in) the United States securities markets, (iv) changes in GAAP or changes in the interpretation of GAAP, or changes in the accounting rules and regulations of the SEC, (v) natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof, (vi) any changes in Law, (vii) any litigation brought or threatened by stockholders of either Parent or the Company (whether on behalf of Company, Parent or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or violations of securities Laws in connection with the Proxy Statement or otherwise in connection with this Agreement and (viii) the execution or announcement of this Agreement (provided, that (A) in all cases, the burden of proving that any Effect resulted from or arose in connection with the execution or announcement of this Agreement and not any other factors or circumstances shall be borne by the Company and not by Parent or Merger Sub and (B) the exception in this clause (viii) shall not apply to the use of the term Company Material Adverse Effect in Sections 4.4 and 4.12(h)) shall be excluded from the determination of Company Material Adverse Effect, in the case of clauses (i) through (vi), so long as such Effects have not had, or would reasonably be expected not to have, a disproportionate effect on the Company and its Subsidiaries relative to other companies in the same industry as the Company; and provided further that any Effect resulting from or arising in connection with any decrease in the market price or trading volume of the Company Common Stock or any failure by the Company to meet any projections, forecasts or revenue or earnings predictions, or any predictions or expectations of the Company or of any securities analysts (for clarity, any of the underlying causes contributing to any such decreases or failures shall not be excluded from the determination of Company Material Adverse Effect), shall also be excluded from the determination of Company Material Adverse Effect.

“Company Restricted Stock Unit” means a restricted stock unit issued pursuant to any of the Company Equity Plans that remains unvested as of the Effective Time.

“Company SEC Reports” has the meaning set forth in Section 4.5(a).

“Company Stock Options” has the meaning set forth in Section 3.4(a).

“Company Stockholder Approval” has the meaning set forth in Section 4.19.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated March 2, 2010, by and between the Company and Codman & Shurtleff, Inc.

“Consideration Fund” has the meaning set forth in Section 3.2(a).

“Contract” means any note, bond, mortgage, indenture, lease, license, contract, agreement or other consensual obligation.

“DGCL” means the Delaware General Corporation Law, as amended.

“Dissenting Shares” has the meaning set forth in Section 3.3(a).

“Effective Time” has the meaning set forth in Section 2.2.

“End Date” has the meaning set forth in Section 8.1(b)(i).

“Environmental Laws” has the meaning set forth in Section 4.15.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, which together with the Company is treated as a single employer under Section 414(b) or (c) of the Code.

“ESPP” means the Company’s 2005 Employee Stock Purchase Plan, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FDA” has the meaning set forth in Section 4.4.

“FDCA” has the meaning set forth in Section 4.18(a).

“Filed SEC Reports” has the meaning set forth in Article IV.

“Foreign Benefit Agreement” means any Benefit Agreement that is subject to the laws of any jurisdiction outside the United States.

“Foreign Benefit Plan” means any Benefit Plan that is subject to the laws of any jurisdiction outside the United States.

“GAAP” has the meaning set forth in Section 4.5(a).

“Governmental Entity” has the meaning set forth in Section 4.4.

“Grant Date” has the meaning set forth in Section 4.2(b).

“Hazardous Substance” means (i) any petroleum or petroleum products, radioactive materials or wastes, friable asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls, and (ii) any hazardous or toxic substance, chemical or waste regulated or prohibited under any Environmental Law.

“Healthcare Regulatory Approvals” has the meaning set forth in Section 4.4.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Parties” has the meaning set forth in Section 6.7(a).

“Intellectual Property” means rights in or to: (i) inventions or concepts (whether patentable or unpatentable); (ii) patents and patent applications, patent disclosures, utility models, certificates of invention and industrial designs, together with all continuations, continuations-in-part, divisionals, renewals, reissues, extensions and re-examinations and any application that claims priority to any of the foregoing; (iii) Know-How; (iv) trademarks (whether registered or not), service marks, trade dress, logos, slogans, trade names, service names, corporate and business names, and all applications, registrations and renewals therefor, and all goodwill associated therewith (“Trademarks”); (v) domain names and domain name registrations; (vi) registered designs and design rights copyrights, copyright applications and registrations and renewals, neighboring rights, database rights and topography rights (whether or not any of these is registered and including applications for registration of any such thing); (vii) rights under licenses and consents in relation to any such thing; and (viii) all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world.

“Insured Parties” has the meaning set forth in Section 6.7(b).

“Internal Revenue Service” means the United States Internal Revenue Service.

“Know-How” means trade secrets, confidential business information, technical or commercial knowledge and manufacturing or business processes, methods and procedures.

“Knowledge” means such facts and other information that as of the date of determination are actually known to any of the Persons listed on Section 1.1 of the Company Disclosure Schedule.

“Law” means any federal, state, local or foreign law, statute, rule, regulation, final and enforceable ordinance or Order of any Governmental Entity.

“Legal Proceeding” has the meaning set forth in Section 4.10.

“License Contracts” has the meaning set forth in Section 4.12(b).

“Material Contract” has the meaning set forth in Section 4.8(d).

“MDD” has the meaning set forth in Section 4.18(a).

“Medical Device” has the meaning set forth in Section 4.18(d).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Money Laundering Laws” has the meaning set forth in Section 4.11(c).

“Nonqualified Deferred Compensation Plan” has the meaning set forth in Section 4.9(k).

“Notice of Adverse Recommendation” has the meaning set forth in Section 6.4(e).

“Notice of Superior Proposal” has the meaning set forth in Section 6.4(e).

“Order” means, with respect to any Person, any order, injunction, judgment, decree or ruling enacted, adopted, promulgated or applied by a Governmental Entity or arbitrator that is binding upon or applicable to such Person or its property.

“Parent” has the meaning set forth in the Preamble.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, would reasonably be expected to prevent or materially impede, interfere with, hinder or delay Parent’s or Merger Sub’s ability to consummate the Merger or any of the other Transactions.

“Participant” means any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries.

“Partnership” means any partnership, joint venture or similar entity in which the Company or any of its Subsidiaries directly or indirectly holds an ownership interest.

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Permit” has the meaning set forth in Section 4.11(a).

“Person” means any natural person or any corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“Post-Signing Returns” has the meaning set forth in Section 6.11(a).

“Proxy Statement” has the meaning set forth in Section 2.3(b).

“Purchase Period” has the meaning set forth in Section 3.4(d).

“Qualifying Transaction” means any acquisition, directly or indirectly in one transaction or a series of transactions, of (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of fifty percent (50%) or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or any other transaction involving the Company or

(ii) any one or more assets or businesses of the Company and its Subsidiaries that constitute fifty percent (50%) or more of the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole.

“Registered Intellectual Property” means any (i) patents and patent applications (including provisional applications), (ii) registered trademarks and applications to register trademarks (including intent-to-use applications), (iii) registered copyrights and applications for copyright registration, (iv) domain names and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.

“Regulatory Authority” means the FDA and any other federal, state, local or foreign Governmental Entity that is concerned with the marketing, sale, use handling and control, safety, efficacy, reliability, or manufacturing of medical devices.

“Release” means any release, spill, emission, discharge, leaking, pumping, dumping, injection, deposit, disposal, or migration, including through or into the air, soil, surface water or groundwater.

“Representatives” has the meaning set forth in Section 6.3.

“SEC” means the United States Securities and Exchange Commission.

“Section 4.8(a) Contract” has the meaning set forth in Section 4.8(d).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Exchange Rules” means the rules and regulations, including listing standards, of the Nasdaq Global Market or other United States national securities exchange registered under the Exchange Act on which the applicable common stock is then traded.

“Special Meeting” has the meaning set forth in Section 2.3(a).

“Subsidiary” means, as to any Person, any corporation, partnership, limited liability company, association or other business entity (i) of which such Person directly or indirectly owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power or (ii) of which such Person possesses more than fifty percent (50%) of the right to elect directors or Persons holding similar positions.

“Superior Proposal” means any bona fide offer made by any Person (other than Parent, Merger Sub or any Affiliate thereof) that if accepted would result in such Person (or its stockholders) owning, directly or indirectly, a majority of the shares of Company Common Stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or a majority of the assets of the Company and its Subsidiaries, taken as a whole, which the Company Board determines in good faith, after consultation with the

Company’s outside legal counsel and financial advisors, to be (i) more favorable from a financial point of view to the Company’s stockholders than the Merger (taking into account all the terms and conditions of such offer and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such offer.

“Surviving Corporation” has the meaning set forth in Section 2.1(a).

“Tax-Related Agreements” has the meaning set forth in Section 6.11(b).

“Tax Returns” means all federal, state, local and foreign returns, declarations, statements, reports, forms and information returns filed with any Taxing Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means all federal, state, local and foreign taxes, and other assessments or charges of any nature whatsoever imposed by a Taxing Authority (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

“Taxing Authority” means the Internal Revenue Service and any other domestic or foreign Governmental Entity responsible for the administration of any Taxes.

“Transactions” has the meaning set forth in the Recitals.

“United States” means the United States of America.

Section 1.2     Other Definitional Provisions; Interpretation.

The words “hereof,” “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, exhibits and schedules are to the articles, sections and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified.

Whenever “include,” “includes” or “including” is used in this Agreement, such word shall be deemed to be followed by the phrase “without limitation.”

Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.

When used in reference to information or documents, the words “made available to Parent”, “made available to Merger Sub” or similar words mean that the information or documents referred to have been made available to Parent prior to and through the date of this Agreement in the electronic data room maintained by the Company on Intralinks or have been publicly filed as part of the Filed SEC Reports.

Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement.

ARTICLE II
THE MERGER

Section 2.1     The Merger.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).  The Merger shall have the effects set forth in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(b)           At the Effective Time, the Company Charter shall, by virtue of the Merger, be amended and restated in its entirety to read as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that all references therein to Merger Sub shall be deemed to be references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.  The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except that all references therein to Merger Sub shall be deemed to be references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

(c)           The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.  The officers of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(d)           If at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.2     Closing and Effective Time of the Merger.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Pacific time, on a date to be specified by the parties (the “Closing Date”), such date to be no later than the third (3rd) Business Day after satisfaction or (to the extent permitted by Law) waiver of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions at the Closing), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Avenue, Palo Alto, California 94301, unless another time, date or place is agreed to in writing by the parties hereto.  On the Closing Date, or on such other date as Parent and the Company may agree to in writing, Parent, Merger Sub and the Company shall cause an appropriate certificate of merger or other appropriate documents (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL.  The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time”.

Section 2.3     Meeting of Stockholders to Approve the Merger

(a)           The Company shall, in accordance with applicable Law, the Company Charter, the Company Bylaws and applicable Securities Exchange Rules, establish a record date for, duly call, give notice of, convene and hold a special meeting of the Company’s stockholders (including any adjournment or postponement thereof, the “Special Meeting”) as promptly as practicable after the date of this Agreement, for the purpose of considering and voting on the matters requiring the Company Stockholder Approval; provided that (i) if the Company is unable to obtain a quorum of its stockholders at such time, the Company may extend the date of the Special Meeting (provided that the Company is using commercially reasonable efforts to obtain such a quorum as promptly as practicable) and (ii) the Company may postpone or adjourn the Special Meeting to the extent required by applicable securities Laws.

(b)           As promptly as practicable after the date of this Agreement, the Company shall prepare and file with the SEC a proxy statement relating to this Agreement and the Transactions, including the Merger (such proxy statement, as amended or supplemented, the “Proxy Statement”), and furnish the information required to be provided to the stockholders of the Company pursuant to the DGCL and the Exchange Act.  The Company will cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable following the date of this Agreement.  Parent will provide the Company with any information which may be required in order to effectuate the preparation and filing of the Proxy Statement pursuant to this Section 2.3(b).  The Company will notify Parent promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and the staff of the SEC, on the other hand.  Each of the Company and Parent shall use its commercially reasonable efforts to respond as promptly as practicable to any such comments of the SEC.  Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly inform Parent of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to stockholders of the Company, such amendment or supplement.  Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response and (ii) absent a reasonable objection, shall include in such document or response all comments proposed by Parent; provided that Parent shall use commercially reasonable efforts to provide or cause to be provided its comments to the Company as promptly as reasonably practicable after such document or response is transmitted to Parent for its review.  The Proxy Statement shall include the Company Board Recommendation.

(c)           If at any time prior to the Special Meeting any fact or event relating to Parent or Merger Sub or any of their Affiliates that should be set forth in an amendment or supplement to the Proxy Statement should occur or be discovered by Parent or Merger Sub, Parent or Merger Sub shall, promptly after becoming aware thereof, inform the Company of such fact or event.

ARTICLE III
CONVERSION OF SHARES

Section 3.1     Conversion of Company Common Stock.

(a)           At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock to be cancelled pursuant to Section 3.1(c) and (ii) Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $23.40 in cash, payable to the holder thereof, without any interest thereon (the “Merger Consideration”).

(b)           Each share of common stock, par value one cent ($0.01) per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall continue as one share of common stock of the Surviving Corporation.

(c)           All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent or Merger Sub immediately prior to the Effective Time shall, at the Effective Time, be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d)           At the Effective Time, each share of Company Common Stock converted into the right to receive the Merger Consideration pursuant to Section 3.1(a) shall be automatically cancelled and shall cease to exist, and the holders immediately prior to the Effective Time of shares of outstanding Company Common Stock not represented by certificates (“Book Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represented shares of outstanding Company Common Stock (the “Certificates”) in each case shall cease to have any rights with respect to such shares of Company Common Stock other than the right to receive, upon transfer of such Book Entry Shares or delivery of such Certificates in accordance with Section 3.2, the Merger Consideration, without any interest thereon, for each such share of Company Common Stock held by them.

Section 3.2     Exchange of Certificates and Book Entry Shares.

(a)           At or prior to the Closing, Parent shall deliver, in trust, to a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Paying Agent”), for the benefit of the holders of shares of Company Common Stock immediately prior to the Effective Time (other than (i) shares of Company Common Stock to be cancelled pursuant to Section 3.1(c) and (ii) Dissenting Shares), sufficient funds for timely payment of the aggregate Merger Consideration (such cash hereinafter referred to as “Consideration Fund”).

(b)           Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Certificates or Book Entry Shares whose shares of

Company Common Stock were converted into the right to receive Merger Consideration pursuant to Section 3.1(a):  (i) a letter of transmittal, in customary form, that shall specify that delivery of such Certificates or transfer of such Book Entry Shares shall be deemed to have occurred, and risk of loss and title to the Certificates or Book Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof together with any required indemnity) or transfer of the Book Entry Shares to the Paying Agent and (ii) instructions for use in effecting the surrender of the Certificates or transfer of the Book Entry Shares in exchange for payment of the Merger Consideration, the form and substance of which letter of transmittal and instructions shall be substantially as reasonably agreed to by the Company and Parent and prepared prior to the Closing.  Upon receipt of an “agent’s message” by the Paying Agent in connection with the transfer of a Book Entry Share or surrender of a Certificate for cancellation to the Paying Agent, in each case together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and with such other documents as may be required pursuant to such instructions, the holder of such Book Entry Share or Certificate shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes, the Merger Consideration pursuant to the provisions of this Article III, and the Book Entry Share so transferred or Certificate so surrendered shall forthwith be cancelled.  No interest will be paid to holders of Book Entry Shares or Certificates in connection with, or accrued on, the Merger Consideration.  If any Merger Consideration is to be paid to a Person other than a Person in whose name the Book Entry Share transferred or Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall present proper evidence of transfer and pay to the Paying Agent any transfer or other Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of the Book Entry Share transferred or Certificate surrendered, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not applicable.

(c)           The Consideration Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation; provided, however, that no investment of the Consideration Fund shall have maturities that could prevent or delay payments to be made pursuant to this Agreement.  Earnings on the Consideration Fund in excess of the amounts payable to Company stockholders shall be the sole and exclusive property of Parent and the Surviving Corporation and shall be paid to Parent or the Surviving Corporation, as Parent directs.  No investment of the Consideration Fund shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this Article III, and following any net losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the applicable holders of shares of Company Common Stock immediately prior to the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Consideration Fund.

(d)           At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates or Book Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration pursuant to this Article III, except as otherwise provided by Law.

(e)           Any portion of the Consideration Fund (including the proceeds of any investments thereof) that remains unclaimed by the applicable former stockholders of the Company one (1) year after the Effective Time shall be delivered to the Surviving Corporation.  Any holders of Certificates or Book Entry Shares who have not theretofore complied with this Article III with respect to such Certificates or Book Entry Shares shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration in respect thereof (if any).

(f)            Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any Person in respect of cash from the Consideration Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificate or Book Entry Share shall not have been surrendered or transferred prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any holder of such Certificate or Book Entry Share who has not theretofore complied with this Article III with respect thereto shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration in respect thereof (if any).

(g)           If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to Parent and the Paying Agent) by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable and customary amount as Parent may direct as indemnity against any claim that may be made with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this Article III.

Section 3.3     Shares of Dissenting Stockholders.

(a)           Notwithstanding anything in this Agreement to the contrary, other than as provided in Section 3.3(b), any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and held by a stockholder who has not voted in favor of the Merger or consented thereto in writing and who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration unless and until such stockholder shall have effectively withdrawn or lost (through failure to perfect or otherwise) such stockholder’s right to obtain payment of the fair value of such stockholder’s Dissenting Shares under the DGCL, but shall instead be entitled only to such rights with respect to such Dissenting Shares as may be granted to such stockholder under the DGCL.  From and after the Effective Time, Dissenting Shares shall not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to stockholders of record prior to the Effective Time).  The Company shall promptly provide any notices of dissent or demands for appraisal of any shares of Company Common Stock to Parent, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to each such dissent or demand.  Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such dissent or demand, or agree to do any of the foregoing.  Any payments required to be made with respect to the Dissenting Shares shall be made by Parent.

(b)           If any stockholder who holds Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such stockholder’s right to obtain payment of the fair value of such stockholder’s Dissenting Shares under the DGCL, then, as of the later of the Effective Time and the occurrence of such effective withdrawal or loss, such stockholder’s shares of Company Common Stock shall no longer be Dissenting Shares and, if the occurrence of such effective withdrawal or loss is later than the Effective Time, shall be treated as if they had as of the Effective Time been converted into the right to receive Merger Consideration, without interest, as set forth in Section 3.1(a).

Section 3.4     Treatment of Stock Options; ESPP.

(a)           Subject to consummation of the Merger, immediately prior to the Effective Time, each outstanding option to purchase shares of Company Common Stock, whether or not vested or exercisable prior to or as a result of the consummation of the Merger (the “Company Stock Options”), shall be accelerated in full so that each such Company Stock Option becomes fully vested and exercisable.  Subject to consummation of the Merger, at the Effective Time, each Company Stock Option outstanding, without regard to the identity of the holder, as of such time shall be cancelled and each such Company Stock Option that has a per share exercise price lower than the Merger Consideration shall be automatically converted into the right to receive an amount in cash (less applicable withholding) equal to the product obtained by multiplying (x) the number of shares of Company Common Stock that would have been issuable upon exercise of such Company Stock Option immediately prior to the Effective Time and (y) the Merger Consideration less the per share exercise price of such Company Stock Option.  For the avoidance of doubt, no amount shall be payable in respect of Company Stock Options with an exercise price per share in excess of the Merger Consideration.

(b)           Prior to the Effective Time, the Company shall take all corporate or other actions (including obtaining any required consents from holders of outstanding Company Stock Options) necessary to effectuate the treatment of the Company Stock Options as contemplated by this Section 3.4 and to ensure that neither any holder of Company Stock Options, nor any other participant in any Company Equity Plan, shall have any right thereunder to acquire any securities of the Company, the Surviving Corporation or Parent, or to receive any payment or benefit with respect to any award previously granted under the Company Equity Plans, except as provided in this Section 3.4.  All amounts payable pursuant to this Section 3.4 shall be paid without interest.

(c)           The Company’s ESPP shall continue to be operated in accordance with its terms and past practice for the current Purchase Period (as defined in the ESPP) (the “Purchase Period”); provided that if the Closing is expected to occur prior to the end of the current Purchase Period, the Company shall take action to provide for an earlier Purchase Date (as defined in the ESPP) in accordance with Section 15 of the ESPP.  Such earlier Purchase Date shall be as close to the Closing Date as is administratively practicable, and the Company shall notify each participant in writing, at least ten (10) days prior to the earlier Purchase Date, that the Purchase Date for his or her option (including for purposes of determining the Purchase Price (as defined in the ESPP) of such option) has been changed to the earlier Purchase Date and that his or her option will be exercised automatically on the earlier Purchase Date, unless prior to such date he or she has withdrawn from the Purchase Period as provided in Section 12 of the ESPP.  The Company shall suspend the commencement of any future Purchase Periods under the ESPP unless and until this Agreement is terminated and shall terminate the ESPP as of the Closing Date.

Section 3.5     Withholding Tax.  Each of Merger Sub, the Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct or withhold from the consideration payable to any Person pursuant to this Agreement such amounts required to be deducted or withheld with respect to such payment under the Code or any other applicable Tax Law.  If Merger Sub, the Surviving Corporation, Parent or the Paying Agent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Merger Sub, the Surviving Corporation, Parent or the Paying Agent, as the case may be, made such deduction or withholding.

Section 3.6     Tax Treatment.  Parent, Merger Sub and the Company agree and acknowledge that the Merger will be treated as a taxable purchase of the outstanding shares of Company Common Stock for the Merger Consideration (and not as a “reorganization”, within the meaning of Section 368(a) of the Code) for United States federal income Tax purposes.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the reports and other documents filed by the Company with the SEC since April 1, 2008 and prior to the date of this Agreement (other than any disclosures therein under the caption “Risk Factors” and any other disclosures therein of risks that are predictive or forward-looking in nature) (such reports and documents, the “Filed SEC Reports”) and, subject to Section 9.4, except as disclosed in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1     Organization.  Each of the Company and its Subsidiaries is a corporation or other entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Company has made available to Parent a copy of its amended and restated certificate of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”), and the organizational documents of each of its Subsidiaries, in each case, as currently in effect, and neither the Company nor any of its Subsidiaries is in violation of any provision of its certificate of incorporation, bylaws or other organizational documents.

Section 4.2     Capitalization.

(a)           The authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock, par value one cent ($0.01) per share, of which 16,585,394 are issued and outstanding as of July 8, 2010 and (ii) 1,000,000 shares are preferred stock, par value one cent ($0.01) per share, none of which are issued or outstanding on the date of this Agreement.  All of the outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.  As of the date hereof, other than pursuant to the Company Equity Plans and the ESPP, there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its Subsidiaries, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company.

(b)           Section 4.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of June 30, 2010, of all outstanding Company Stock Options, the number of shares of Company Common Stock subject thereto, the grant dates, expiration dates, exercise or base prices (if applicable) and vesting schedules thereof and, to the extent permitted by applicable Law, individually identifying information regarding the holders thereof.  All Company Stock Options are evidenced by stock option agreements or other award agreements, in each case, in the forms set forth in Section 4.2(b) of the Company Disclosure Schedule, other than differences with respect to the number of shares covered thereby, the exercise price, regular vesting schedule and expiration date applicable thereto and, except for such differences, no stock option agreement, restricted stock agreement or other award agreement contains material terms that are inconsistent with, or in addition to, such forms.  Each grant of Company Stock Options was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents; the award agreement governing such grant (if any) was (i) duly executed and delivered by each party thereto or (ii) granted subject to customary electronic acknowledgement; such grant was made in accordance with the terms of the applicable compensation plan or arrangement of the Company, the Exchange Act and all other applicable Laws, including the Securities Exchange Rules; the per share exercise price of each grant of Company Stock Options was equal to the fair market value (within the meaning of Section 422 of the Code, in the case of each Company Stock Option intended to qualify as an “incentive stock option”, and within the meaning of Section 409A of the Code, in the case of each other Company Stock Option) of a share of Company Common Stock on the applicable Grant Date; and such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Reports in accordance with the Exchange Act and all other applicable Laws.  Each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code, if any, so qualifies.  As of the close of business on July 8, 2010, there were outstanding Company Stock Options to purchase 3,802,880 shares of Company Common Stock with exercise prices on a per share basis lower than the Merger Consideration, and the weighted average exercise price of such Company Stock Options was equal to $12.1912.  Each Company Stock Option may, by its terms, be treated at the Effective Time as set forth in Section 3.4(a).  There are no Company Restricted Stock Units outstanding.

(c)           Section 4.2(c) of the Company Disclosure Schedule lists as of the date hereof each of the Subsidiaries of the Company and, for each Subsidiary, the address and jurisdiction of incorporation or formation of such Subsidiary.

(d)           All of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company free and clear of all material liens, pledges, security interests or other encumbrances.  There are no (i) outstanding options or other rights of any kind which obligate the Company or any of its Subsidiaries to issue or deliver any shares of capital stock, voting securities or other equity interests of any such Subsidiary or any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity interests of a Subsidiary of the Company, (ii) outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity interests of a Subsidiary of the Company or (iii) other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of any Company Subsidiary to which the Company or any of its Subsidiaries is a party.

(e)           Neither the Company nor any of its Subsidiaries own any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company.

Section 4.3     Authorization; Validity of Agreement; Company Action.  The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to consummate the Transactions.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by the Company Board and, except for the Company Stockholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions.  This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.4     Consents and Approvals; No Violations.  The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and the consummation by the Company of the Transactions will not, (i) violate any provision of the Company Charter or the Company Bylaws, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound, (iii) violate any Law applicable to the Company, any of its Subsidiaries or any of their properties or assets or (iv) other than (A) the filing of the Certificate of Merger, (B) filings required by and the expiration of applicable waiting periods pursuant to the HSR Act and other Antitrust Laws, (C) applicable requirements of the Securities Exchange Rules, (D) the filing of customary applications and notices, as applicable, with the United States Food and Drug Administration (the “FDA”), Medicare/Medicaid, federal and state insurance and other federal, state or foreign Governmental Entities with jurisdiction over the provision of health care items or services, medical devices, insurance and risk sharing arrangements and products and services, third-party administrator approvals, in each case, to the extent applicable (the “Healthcare Regulatory Approvals”) and (E) applicable requirements of and filings with the SEC under the Exchange Act, require the Company to make any filing or registration with or notification to, or require the Company to obtain any authorization, consent or approval of, any court, legislative, executive or regulatory authority or agency (a “Governmental Entity”); except, in the case of clauses (ii), (iii) and (iv), for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, (1) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or to prevent or materially impede, interfere with, hinder or delay the Company’s ability to consummate the Merger or any of the other Transactions, or (2) would occur or be required as a result of the business or activities in which Parent or Merger Sub is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Parent or Merger Sub.

Section 4.5     SEC Reports; Disclosure Controls and Procedures.

(a)           The Company has filed all reports and other documents with the SEC required to be filed by the Company since April 1, 2008 (the “Company SEC Reports”).  As of their respective filing dates, the Company SEC Reports (i) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of the financial statements (including the related notes) of the Company included in the Company SEC Reports complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, was prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments).  Since the Balance Sheet Date, there has been no change in the Company’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Company’s financial statements, except as described in the Filed SEC Reports or after the date hereof as may be required by GAAP or applicable Law.

(b)           Since April 1, 2008, the Company and each of its Subsidiaries has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.  The Company maintains “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) sufficient to provide reasonable assurances that (a) transactions are executed only in accordance with management’s authorization, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals to prevent or timely detect the unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that could have a material effect on the Company’s financial statements.  There is no (x) “significant deficiency” or (y) “material weakness” in the Company’s internal controls over financial reporting that the Company’s independent accountants certify has not been appropriately and adequately remedied by the Company.  For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date hereof.  The Company has complied and is in compliance in all material respects with all applicable certification, internal control and other requirements and provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

Section 4.6     No Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature  (whether accrued, absolute, contingent or otherwise), except for (a) liabilities and obligations incurred in the ordinary course of business since March 31, 2010 (the “Balance Sheet Date”), (b) liabilities and obligations incurred in connection with the Merger or otherwise as contemplated by this Agreement, (c) performance obligations pursuant to the terms of the Contracts set forth in Section 4.8 or 4.12(b) of the Company Disclosure Schedule and (d) liabilities and obligations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any Partnership or any similar Contract or arrangement where the result, purpose or intended effect thereof is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s financial statements or in the Company SEC Reports.

Section 4.7     Absence of Certain Changes.  Except as expressly permitted or contemplated by this Agreement, since the Balance Sheet Date through the date hereof, the Company (i) has not suffered a Company Material Adverse Effect and (ii) has not taken any action that would be prohibited by Section 6.1(a)(i) through Section 6.1(a)(xv) if taken after the date hereof.

Section 4.8     Material Contracts.

(a)           As of the date hereof, except as set forth in Section 4.8(b) of the Company Disclosure Schedule or as disclosed in the Filed SEC Reports, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract:

(i)             that would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC;

(ii)            that (A) contains any non-competition or other agreement that (x) materially limits the ability of the Company and its Subsidiaries taken as a whole or (y) limits in any respect the ability of the Company’s Affiliates (other than the Company’s Subsidiaries), in each case, to compete in any line of business, in any geographic area or with any person, (B) restricts the research, development, distribution, sale, supply, license, marketing or manufacturing of products or services of (x) the Company and its Subsidiaries taken as a whole in any material respect or (y) any of the Company’s Affiliates (other than the Company’s Subsidiaries) in any respect, (C) contains a right of first refusal, right of first negotiation or right of first offer in favor of a party other than the Company or its Subsidiaries, (D) requires the Company or its Subsidiaries to license to third parties any fields of use for any of their products (other than sales and distribution Contracts and their associated product licenses entered into in the ordinary course of business consistent with past practice), (E) grants or obligates the Company or any of its Subsidiaries to grant an exclusive right (or, in the case of any product that has not been approved for commercial sale, any right) to any third party for the research, clinical trial, development, distribution, sale, supply, license, marketing, co-promotion or manufacturing of any product or Intellectual Property, (F) provides for the payment by the Company or any of its Subsidiaries of any material early termination fees (other than distribution Contracts and real property leases set forth in Sections 4.8(b)(i) and 4.14(c) of the Company Disclosure Schedule, respectively) or (G) requires or obligates the Company or any of its Subsidiaries to purchase specified minimum amounts of any product or to perform or conduct research, clinical trials or development for the benefit of any third party;

(iii)            that creates a Partnership;

(iv)            that would, individually or in the aggregate, prevent, materially delay or materially impede the Company’s ability to consummate the Transactions; or

(v)             that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other similar agreement, other than intercompany agreements, intercompany guarantees or trade credit incurred in the ordinary course of business consistent with past practice.

(b)           Section 4.8(b) of the Company Disclosure Schedule sets forth a true and complete list of each Contract (other than any consulting agreements) to which the Company or any of its Subsidiaries is a party to or bound by which is in effect as of the date hereof relating to:

(i)             the distribution, sale or supply of (x) products (including products under development) of the Company or any of its Subsidiaries or (y) products (including products under development) licensed by the Company or any of its Subsidiaries, in each case, other than (A) sales Contracts and their associated product licenses, (B) non-exclusive supply agreements that are terminable by the Company without cost or penalty upon notice of thirty (30) days or less and (C) purchase orders, in each case, entered into in the ordinary course of business consistent with past practice;

(ii)            the research, clinical trial, development, marketing, co-promotion or manufacturing of (x) products (including products under development) of the Company or any of its Subsidiaries or (y) products (including products under development) licensed by the Company or any of its Subsidiaries, in each case, with a value (or involving amounts) in excess of $500,000;

(iii)            the sale of any assets of the Company or any of its Subsidiaries after the date hereof in excess of $250,000 (other than this Agreement and other than sales of inventory, used or obsolete equipment and scrap materials in the ordinary course of business consistent with past practice); or

(iv)           under which the Company and the Company Subsidiaries are expected to make annual expenditures in excess of $500,000 during any one (1) fiscal year.

(c)           Section 4.8(c)(i) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of all executory Contracts between or among the Company or any of its Subsidiaries, on the one hand, and any current or former Participant (or Affiliate of a current or former Participant), on the other hand, other than consulting agreements.  Section 4.8(c)(ii) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of all executory Contracts between or among the Company or any of its Subsidiaries, on the one hand, and any current consultant, on the other hand, other than any such Contracts entered into in the ordinary course of business.

(d)           Each such Contract described in Section 4.8(a) is referred to herein as a “Section 4.8(a) Contract” and each such Section 4.8(a) Contract and each such Contract described in Section 4.8(b) (in each case, (i) whether or not set forth in Section 4.8(a) or 4.8(b) of the Company Disclosure Schedule and (ii) including any Contract entered into after the date hereof in accordance with the terms of this Agreement that would be a Section 4.8(a) Contract or required to be set forth in Section 4.8(b) of the Company Disclosure Schedule if it had been entered into as of the date hereof) is referred to herein as a “Material Contract.”

(e)           Each Material Contract is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms and, to the Company’s Knowledge, each other party thereto, and is in full force and effect, and the Company has performed all obligations required to be performed by it under each Material Contract, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and, to the Company’s Knowledge, each other party to each Material Contract has performed in all material respects all obligations required to be performed by it under such Material Contract.  The Company (i) is not in violation of or default of any obligation under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound, except, in the case of this clause (i), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (ii) as of the date hereof, has not received notice of any material violation of or default of any such obligation (or any such condition), and (iii) following the date hereof, will not have received notice of any violation of or default of any such obligation (or any such condition), except, in the case of this clause (iii), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.9     Employee Benefit Plans; ERISA.

(a)           Section 4.9(a) of the Company Disclosure Schedule sets forth a correct and complete list of all Benefit Plans and Benefit Agreements (other than any consulting agreements).

(b)           Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and each trust that is related to a Benefit Plan and intended to be Tax exempt under Section 501(a) of the Code, has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code or exempt from Taxation under Section 501(a) of the Code or the Company has received an opinion letter from the Internal Revenue Service with respect to the compliance in form of such Benefit Plan documents with Section 401(a) of the Code and, to the Knowledge of the Company, nothing has occurred that would adversely affect the qualification or Tax exemption of any such Benefit Plan or related trust.  Each Benefit Plan has been administered in all material respects in accordance with its terms.  The Company, its Subsidiaries and all the Benefit Plans are all in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Laws, including Laws of foreign jurisdictions.

(c)           No Benefit Plan or employee benefit plan maintained by an ERISA Affiliate (i) is subject to Title IV of ERISA or Section 412 of the Code or is a multiemployer pension plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a multiple employer plan (within the meaning of Section 4063 of ERISA) or (ii) provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by applicable Law).  Neither the Company nor any other Person that, together with the Company, is treated as a single employer under Section 414 of the Code (each a “Commonly Controlled Entity”) has, within the prior six (6) years, sponsored, maintained, contributed to or been required to contribute to any such plan.

(d)           Except as may be required by applicable Law, or as contemplated under this Agreement, neither the Company nor any of its Subsidiaries has any announced plan or legally binding commitment to create any additional Benefit Plans which are intended to cover employees or former employees of the Company or any of its Subsidiaries or to amend or modify any existing Benefit Plan which covers or has covered employees or former employees of the Company or any of its Subsidiaries.

(e)           To the extent applicable, correct and complete copies of the following have been delivered or made available to Parent by the Company:  (i) all Benefit Plans (other governmental plans and arrangements) and Benefit Agreements (including all amendments and attachments thereto); (ii) written summaries of any Benefit Plan and any Benefit Agreement not in writing; (iii) all related trust documents; (iv) all insurance contracts or other funding arrangements; (v) the most recent annual report (Form 5500) filed with the Internal Revenue Service; (vi) the most recent determination letter from the Internal Revenue Service, if any; and (vii) the most recent summary plan description and any summary of material modification thereto.

(f)           None of the Company or any of its Subsidiaries has received notice of, and to the Knowledge of the Company, there are no investigations by any

Governmental Entity with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that would give rise to any material liability (except claims for benefits payable in the normal operation of the Benefit Plan), and, to the Knowledge of the Company, there are not any facts that would reasonably be expected to give rise to any material liability in the event of any such investigation, claim, suit or proceeding.

(g)           With respect to each Benefit Plan, (A) there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that could subject the Company or any of its Subsidiaries or any of their respective employees to any material liability and (B) neither the Company nor any of its Subsidiaries nor any of their directors, employees or agents has engaged in any transaction or acted in a manner, or failed to act in a manner, that would reasonably be expected to subject the Company or any of its Subsidiaries or any of their respective employees to any material liability for breach of fiduciary duty under ERISA or any other applicable Law.

(h)           Section 4.9(h) of the Company Disclosure Schedule discloses whether each Benefit Plan and each Benefit Agreement that is an employee welfare benefit plan is (A) unfunded or self-insured, (B) funded through a “welfare benefit fund”, as such term is defined in Section 419(e) of the Code, or other funding mechanism or (C) insured.

(i)            None of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the Merger or any other Transaction (whether alone or as a result of any termination of employment on or following the Effective Time) will, except as expressly contemplated by this Agreement, (A) entitle any Participant to severance, termination, retention, change in control or similar compensation or benefits, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to any Benefit Plan or Benefit Agreement or (C) prohibit any Benefit Plan or Benefit Agreement from being amended or terminated.

(j)            No persons engaged to provide services to the Company or any of its Subsidiaries as consultants or independent contractors could reasonably be deemed to be employees of the Company or any of its Subsidiaries.

(k)           Each Benefit Plan and each Benefit Agreement that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code was, as of January 1, 2005, in good faith compliance with Section 409A of the Code and the then applicable guidance issued by the Internal Revenue Service thereunder (together, the “409A Authorities”).  Since December 31, 2008, each Nonqualified Deferred Compensation Plan has remained in documentary and operational compliance with the 409A Authorities.  No Participant is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any Tax (including federal, state, local or foreign income, excise or other Taxes (including Taxes imposed under Sections 280G and 409A of the Code)) or interest or penalty related thereto.

(l)            Other than payments or benefits that may be made to the Persons listed in Section 4.9(l) of the Company Disclosure Schedule, no amount or other entitlement or economic benefit that could be received (whether in cash or property or the vesting of property) as a result of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the Merger or any other Transaction (alone or in combination with any other event, including as a result of termination of employment on or following the Effective Time) by or for the benefit of any Person who is a “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1) with respect to the Company under any Benefit Plan, Benefit Agreement or otherwise would be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(m)          Except as would not reasonably be expected to have any material liability, each Foreign Benefit Plan required to have been approved by any foreign Governmental Entity has been so approved, no such approval has been revoked nor, to the Knowledge of the Company, has revocation been threatened, and no event has occurred since the date of the most recent approval with respect to such Foreign Benefit Plan that would reasonably be expected to affect such approval or status.  None of the Company and its Subsidiaries nor any Commonly Controlled Entity has obligations under any Benefit Plan to provide health or other welfare benefits to retirees or former employees for which the Company or any of its Subsidiaries reasonably would be expected to have any material liability.

(n)           (i) With respect to each Foreign Benefit Plan of the Company or any of its Subsidiaries that is a defined benefit retirement plan, to the extent the liabilities of the Companies and any of its Subsidiaries with respect to such plan exceed the related assets of the Company and such Subsidiaries with respect to such plan, such that the Company or any of its Subsidiaries could have any material liability with respect to the underfunding of such plan, either (A) the excess of such liabilities over such assets with respect to such plan has been properly accrued on the consolidated balance sheet of the Company and its consolidated Subsidiaries in accordance with GAAP, (B) such liability of the Company or any of its Subsidiaries has been disclosed in Section 4.9(n) of the Company Disclosure Schedule or (C) Parent or Merger Sub has been provided the most recent actuarial valuation report with respect to such plan; and (ii) the Company and its Subsidiaries have complied in all material respects with all applicable Laws as they pertain to statutory plans applicable to the Company and any of its Subsidiaries.

Section 4.10    Litigation.  (a) As of the date hereof, there is no material action, claim, suit, proceeding or governmental investigation (each, a “Legal Proceeding”) or Order pending or outstanding against or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries and (b) following the date hereof, there will be no Legal Proceeding or Order pending or outstanding against or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that, in the case of this clause (b) would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, that the representation and warranty in this clause (b) shall not apply to Legal Proceedings commenced or threatened after the date hereof and arising directly out of this Agreement or the Transactions.

Section 4.11    Compliance with Law; Permits.

(a)           The Company and each of its Subsidiaries (i) as of the date hereof, hold all material permits, licenses, exemptions, consents, certificates, authorizations, registrations, and other approvals from Governmental Entities required to operate their respective businesses as they are being conducted as of the date hereof (collectively, the “Permits”) and (ii) following the date hereof, will hold all Permits, except, in the case of this clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to the Company or any of its Subsidiaries or any of their respective assets and properties or any Permit.  Notwithstanding the foregoing, this Section 4.11 shall not apply to employee benefit plans, Taxes, environmental matters, labor and employment matters or regulatory matters, which are addressed by the representations and warranties in Section 4.9, Section 4.13, Section 4.15, Section 4.16 and Section 4.18, respectively.

(b)           None of the Company, any of the Company’s Subsidiaries, any of their respective officers or employees, and, to the Knowledge of the Company, any supplier, distributor, licensee or agent or any other Person acting on behalf of the Company or any of its Subsidiaries, directly or indirectly, has (i) made or received any direct or indirect payments in violation of any Law (including the United States Foreign Corrupt Practices Act), including any contribution, payment, commission, rebate, promotional allowance or gift of funds or property or any other economic benefit to or from any employee, official or agent of any Governmental Entity where either the contribution, payment, commission, rebate, promotional allowance, gift or other economic benefit, or the purpose thereof, was illegal under any Law (including the United States Foreign Corrupt Practices Act), or (ii) provided or received any product or services in violation of any Law (including the United States Foreign Corrupt Practices Act).

(c)           Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the operations of the Company and its Subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”).  As of the date hereof, no action, claim, suit or proceeding by or before any Governmental Entity involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, is any investigation by or before any Governmental Entity involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws pending or threatened.  Following the date hereof, no action, claim, suit or proceeding by or before any Governmental Entity involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws will be pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, will any investigation by or before any Governmental Entity involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws be pending or threatened, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)           As of the date hereof, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their respective Representatives or Affiliates (nor, to the Knowledge of the Company, any Person or entity acting on behalf of any of the foregoing) is currently subject to any sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury and no action, claim, suit or proceeding by or before any Governmental Entity involving the Company or any of its Subsidiaries with respect to any such sanctions is pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, is any investigation by or before any Governmental Entity involving the Company or any of its Subsidiaries with respect to any such sanctions pending or threatened.  Following the date hereof, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their respective Representatives or Affiliates (nor, to the Knowledge of the Company, any Person or entity acting on behalf of any of the foregoing) will be subject to any sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury and no action, claim, suit or proceeding by or before any Governmental Entity involving the Company or any of its Subsidiaries with respect to any such sanctions will be pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, will any investigation by or before any Governmental Entity involving the Company or any of its Subsidiaries with respect to any such sanctions be pending or threatened, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.12    Intellectual Property.

(a)           Section 4.12(a) of the Company Disclosure Schedule sets forth, as of July 6, 2010, a complete and accurate list of all Registered Intellectual Property owned by  the Company or any of its Subsidiaries, specifying in respect of each such item, as applicable: the owner of the item; the jurisdictions in which the item is registered, or in which any application for registration has been filed; the respective registration, publication or application number of the item; and the date of application, publication or registration of the item.  All patents and patent applications listed in Section 4.12(a) of the Company Disclosure Schedule are owned by, or are subject to an obligation of assignment to, the Company or one of its Subsidiaries free and clear of all pledges, liens (other than (i) outbound licenses under Company Intellectual Property set forth on Section 4.12(b) of the Company Disclosure Schedule and (ii) sales and distribution Contracts and their associated product licenses entered into in the ordinary course of business consistent with past practice) and security interests.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (1) the patent applications listed in Section 4.12(a) of the Company Disclosure Schedule are pending, have not been abandoned, and have been and continue to be timely prosecuted; (2) all Registered Intellectual Property owned by the Company or any of its Subsidiaries have been duly registered and/or filed with or issued by each appropriate Governmental Entity in the jurisdiction indicated in Section 4.12(a) of the Company Disclosure Schedule, and all related necessary affidavits of continuing use, renewals and maintenance have been timely filed, and all related necessary maintenance fees have been  timely paid to continue all such rights in effect; (3) none of the patents listed in Section 4.12(a) of the Company Disclosure Schedule has expired or been declared invalid, in whole or in part, by any Governmental Entity; (4) the registered trademarks and trademark applications listed in Section 4.12(a) of the Company Disclosure Schedule are in full force and effect and have not lapsed, been abandoned or forfeited in whole or in part; and (5) none of the Trademarks listed in Section 4.12(a) of the Company Disclosure Schedule is the subject of any ongoing oppositions, cancellations or other legal proceedings.  None of the patents or patent applications listed in Section 4.12(a) of the Company Disclosure Schedule is  the subject of any ongoing interferences, oppositions, reissues, reexaminations or other proceedings, including ex parte and post-grant proceedings, in the United States Patent and Trademark Office or in any other patent office or similar administrative agency.  To the Knowledge of the Company, there are no published patents, published patent applications, articles or other prior art that could adversely affect the validity of any patent listed in Section 4.12(a) of the Company Disclosure Schedule in a material way.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the patents and patent applications listed in Section 4.12(a) of the Company Disclosure Schedule identifies each and every inventor of the claims thereof to the extent required by the Laws of the jurisdiction in which such patent is issued or such patent application is pending.  Each inventor named on the patents and patent applications listed in Section 4.12(a) of the Company Disclosure Schedule has executed an agreement assigning his, her or its entire right, title and interest in and to such patent or patent application, and the inventions embodied and claimed therein, to the Company or a Subsidiary of the Company (or, in the case of any such patents or patent applications acquired by the Company or any of its Subsidiaries from any third party, to the Knowledge of the Company, to such third party to the extent that such rights would not automatically vest with the Company or any of its Subsidiaries by operation of Law or otherwise).  To the Knowledge of the Company, no such inventor has any contractual or other obligation that would preclude any such assignment or otherwise conflict with the obligations of such inventor to the Company or such Subsidiary under such agreement with the Company or such Subsidiary.

(b)           Section 4.12(b) of the Company Disclosure Schedule sets forth a list of (x) all Contracts under which the Company or any of its Subsidiaries licenses from or to a third party material Intellectual Property (other than software licenses for generally available software) and (y) all Contracts that provide for co-existence arrangements with respect to any Intellectual Property, including covenants not to sue, in each case, that are used in the conduct of the business of the Company or any of its Subsidiaries as currently conducted (such Contracts being referred to as “License Contracts”).  To the Knowledge of the Company, (i) each License Contract is valid and in full force and effect; (ii) each License Contract will continue to be valid and in full force and effect on similar terms immediately following the consummation of the Transactions; and (iii) neither the Company nor any of its Subsidiaries is in material breach of any License Contract, except to the extent that the failure of any of the foregoing clauses (i), (ii) or (iii) to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Company has no Knowledge that (A) any of the patents or patent applications licensed to the Company under any License Contract does not identify each and every inventor of the claims thereof to the extent required by the Laws of the jurisdiction in which such patent is issued or such patent application is pending or (B) any inventor named on the patents and patent applications licensed to the Company under any License Contract has not executed an agreement assigning his, her or its entire right, title and interest in and to such patent or patent application, and the inventions embodied and claimed therein, to the licensor of such patent or patent application, except to the extent that the failure of any of the foregoing clauses (A) or (B) to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)           One or more of the Company and its Subsidiaries owns, licenses or otherwise has the right to use all material Intellectual Property used in the conduct of the business of the Company or any of its Subsidiaries as currently conducted (the “Company Intellectual Property”).  The Company Intellectual Property owned by the Company or any of its Subsidiaries is free and clear of all pledges, liens (other than (i) outbound licenses under Company Intellectual Property set forth on Section 4.12(b) of the Company Disclosure Schedule and (ii) sales and distribution Contracts and their associated product licenses entered into in the ordinary course of business consistent with past practice) and security interests.

(d)           To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has infringed or is infringing (including with respect to the development, clinical testing, manufacture, distribution, marketing, use or sale by the Company or any of its Subsidiaries of their respective products or of their respective Intellectual Property) the rights of any Person with regard to any Intellectual Property in a manner which, individually or in the aggregate, has resulted or would reasonably be expected to result in a material liability to the Company or any of its Subsidiaries.  There is no pending action, claim, suit or proceeding in which the Company or any of its Subsidiaries has alleged that any Person or Persons has infringed or is or are infringing any Company Intellectual Property owned by the Company or any of its Subsidiaries.

(e)           There is no pending or, to the Knowledge of the Company, threatened, action, claim, suit or proceeding in which it is alleged that the Company or any of its Subsidiaries has infringed or otherwise violated, or is infringing or otherwise violating, the Intellectual Property rights of any third party (including with respect to the manufacture, use, distribution, marketing, or sale by the Company or its Subsidiaries of any products or to the operations of the Company or its Subsidiaries) nor, to the Knowledge of the Company, is any governmental investigation alleging any such infringement or violation pending or threatened.  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written claim during the past three (3) years alleging any such infringement or violation, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f)            Each of the Company and its Subsidiaries have taken commercially reasonable efforts to protect and preserve their respective rights in all Company Intellectual Property owned by the Company or any of its Subsidiaries, including requiring all employees of the Company and its Subsidiaries to execute a confidentiality agreement with respect to such Company Intellectual Property.  To the Company’s Knowledge, all Persons who have created Company Intellectual Property (other than Company Intellectual Property that is licensed to the Company) have assigned to one or more of the Company and its Subsidiaries (or, in the case of any such patents or patent applications acquired by the Company or any of its Subsidiaries from any third party, to such third party) all of their rights therein, to the extent that such rights would not automatically vest with the Company or any of its Subsidiaries by operation of Law or otherwise.

(g)           Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, obligations for payment of monies currently due and payable by the Company or any of its Subsidiaries in connection with any option, right, license or interest relating to Intellectual Property (i) granted to the Company or any of its Subsidiaries, or (ii) granted by the Company or any of its Subsidiaries to any other Person (including any obligations of such other Person to make any fixed or contingent payments, including royalty payments), have been satisfied in a timely manner.

(h)           Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Transactions and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any lien in or upon, any Intellectual Property right.

Section 4.13    Taxes.

(a)           (i) All material Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries, or any consolidated, combined, affiliated or unitary group of which the Company or any of its Subsidiaries is a member have been filed, (ii) each such Tax Return was true, complete and correct in all material respects, (iii) the Company and each of its Subsidiaries has paid or caused to be paid all material Taxes required to be paid, other than Taxes (x) currently payable without penalty or interest, or (y) being contested in good faith by appropriate proceedings and for which reserves have been reflected on the Company’s financial statements (in accordance with GAAP) adequate to reflect such Taxes, and (iv) there are no material liens for Taxes upon any property or assets of the Company or any of its Subsidiaries except for liens for property Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves have been reflected on the Company’s financial statements (in accordance with GAAP) adequate to reflect such Taxes.

(b)           Neither the Company nor any of its Subsidiaries is a party to or bound by any agreement providing for the allocation, indemnification or sharing of material Taxes, except for any such agreements that (i) are solely between the Company and any of its Subsidiaries or (ii) will terminate and have no further force or effect as of or prior to the Effective Time such that, after the Effective Time, neither the Company nor any of its Subsidiaries shall have any further rights or obligations under such agreement.

(c)           As of the date hereof, (i) no Audits of the Company or any of its Subsidiaries are presently pending and neither the Company nor any of its Subsidiaries has received written notice of any Audits from any Taxing Authority, which Audits have not been previously resolved, and (ii) each deficiency resulting from any completed Audit of the Company or any of its Subsidiaries has been paid or is being contested in good faith by appropriate proceedings and for which reserves have been reflected on the Company’s financial statements (in accordance with GAAP) adequate to reflect such Taxes.  Following the date hereof, (i) no Audits of the Company or any of its Subsidiaries will be pending and neither the Company nor any of its Subsidiaries will have received notice, in the manner described in the previous sentence, of any Audits from any Taxing Authority, which Audits will not have been resolved prior to the Closing Date, and (ii) each deficiency resulting from any completed Audit of the Company or any of its Subsidiaries will be paid or will be contested in good faith by appropriate proceedings and reserves for such deficiencies will be reflected on the Company’s financial statements (in accordance with GAAP) adequate to reflect such Taxes, except in the case of (i) and (ii), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)           Section 4.13(d) of the Company Disclosure Schedule sets forth a true and complete list of each United States federal and state income Tax Return of the Company and each of its Subsidiaries for which the relevant statute of limitations has not expired.  As of the date hereof, there is no currently effective agreement extending, or having the effect of extending, the period of assessment or collection of any Taxes of the Company or any of its Subsidiaries, nor has any written request been made for any such extension with respect to any material Tax Return.

(e)           As of the date hereof, the Company and each of its Subsidiaries has complied in all material respects with all applicable statutes, laws, ordinances, rules and regulations requiring the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any federal, state, local or foreign Law) and has in all material respects, within the time and the manner prescribed by Law, withheld from and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable Laws.  Following the date hereof, the Company and each of its Subsidiaries will comply with all applicable statutes, laws, ordinances, rules and regulations requiring the payment and withholding of Taxes and will, within the time and the manner prescribed by Law, withhold from and pay over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f)            Within the two (2) year period ending on the date of this Agreement, none of the Company or any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” as such terms are defined in Section 355 of the Code in a distribution of stock qualifying for tax-free treatment (in whole or in part) under Section 355(a) or 361 of the Code.

(g)           As of the date hereof, no written claim has been made by any Taxing Authority in a jurisdiction where any of the Company or its Subsidiaries does not file a Tax Return that it is, or may be, subject to Tax by that jurisdiction, which claim has not previously been resolved.  Following the date hereof, no written claim of the nature described in the previous sentence will have been made by any Taxing Authority in a jurisdiction where any of the Company or its Subsidiaries does not file a Tax Return, which claim will not have been resolved prior to the Closing Date, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(h)           Neither the Company nor any of its Subsidiaries has ever engaged in any “listed transaction” (within the meaning of Treasury Regulation Section 1.6011-4(b)(2)) or similar transaction under any state, local or foreign Law.

(i)            The Company does not have any liability for Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 and similar provisions under any state, local or foreign Law or (ii) as a transferee or successor.

(j)            Neither the Company nor any of its Subsidiaries has applied in writing for and not yet received a ruling or determination from a Taxing Authority.

Section 4.14    Tangible Assets.  (a) The Company and/or one or more of its Subsidiaries have valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to, all of the material real properties and other tangible assets necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted; (b) all such properties and other assets, other than properties and other assets in which the Company or any of its Subsidiaries has a leasehold or sublease interest or other comparable contract right, are free and clear of all pledges, liens and security interests, except for such pledges, liens or security interests that individually or in the aggregate have not materially interfered with, and would not reasonably be expected to materially interfere with, the ability of the Company or any of its Subsidiaries to conduct their respective businesses as currently conducted; and (c) except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries has complied with the terms of all real property leases or subleases to which it is a party and under which it is in occupancy, and all real property leases to which the Company is a party and under which it is in occupancy are in full force and effect.  Each of the Company and its Subsidiaries is in possession of the properties or assets purported to be leased under all its material leases.  Section 4.14(c) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of all real property leases or subleases to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries is in occupancy.  Neither the Company nor any of its Subsidiaries has received any written notice of any event or occurrence that has resulted or would result (with or without the giving of notice, the lapse of time or both) in a default with respect to any material lease or sublease to which it is a party.  Neither the Company nor any of its Subsidiaries holds any fee or other ownership interest in any real property.

Section 4.15    Environmental.  Except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) neither the Company nor any of its Subsidiaries has received any written notice with respect to the business of, or properties owned or leased by, the Company or any of its Subsidiaries from any Governmental Entity or third party that remains outstanding alleging that the Company or any of its Subsidiaries is not in compliance with, or has any liability under, any Laws governing pollution or the protection of human health or the environment (collectively, “Environmental Laws”), (b) with respect to each property that is used for the business of the Company or any of its Subsidiaries, (i) since the date on which the Company was first in possession or occupancy of such property there has not been and (ii) prior to such date, to the Company’s Knowledge, there has not been, in each case, any Release of Hazardous Substance in excess of a reportable quantity on such property which Release remains unresolved, (c) neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or by operation of Law, any liabilities or obligations with respect to any Environmental Law, (d) neither the Company nor any of its Subsidiaries has received written notice of any Legal Proceeding or Order against the Company or any of its Subsidiaries that remains outstanding and (e) neither the Company nor any of its Subsidiaries is in violation of any applicable Environmental Law or has failed to obtain or comply with any Permit required for its operations under any applicable Environmental Law.

Section 4.16    Labor Matters.

(a)           As of the date hereof, there are no pending or, to the Knowledge of the Company, threatened labor disputes, strikes, lockouts, requests for representation, union organization attempts, slowdowns or work stoppages involving the employees of the Company or any of its Subsidiaries, and since April 1, 2008, no such labor dispute, strike, lockout, request, attempt, slowdown or work stoppage has occurred.

(b)           As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union with respect to its employees, and since April 1, 2008, neither the Company nor any of its Subsidiaries has been a party to or bound by any such agreement or Contract.  As of the date hereof, none of the employees of the Company or any of its Subsidiaries is represented by any labor union or similar organization with respect to their employment by the Company or such Subsidiary, and since April 1, 2008, none of the employees of the Company or any of its Subsidiaries has been represented by such a union or organization.

(c)           As of the date hereof, there is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries, and since April 1, 2008, there has not been any such practice or proceeding.  Following the date hereof, there will be no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries that would reasonably be expected to result in a material liability to the Company or any of its Subsidiaries.

(d)           The Company and its Subsidiaries are, as of the date hereof, and have been, since April 1, 2008, in compliance in all material respects with applicable Laws respecting employment, employment practices, labor relations, terms and conditions of employment and wages and hours.  Following the date hereof, the Company and its Subsidiaries will be in compliance with applicable Laws respecting employment, employment practices, labor relations, terms and conditions of employment and wages and hours, except as would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries.

Section 4.17    Brokers or Finders.  No investment banker, broker, finder, financial advisor or intermediary, other than Lazard Frères & Co. LLC, the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.  The Company has delivered to Parent complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the Persons to whom such fees are payable.  The fees and expenses of all accountants, brokers, financial advisors (including Lazard Frères & Co. LLC), legal counsel (including Skadden, Arps, Slate, Meagher & Flom LLP), financial printers and other Persons retained by the Company or any of its Subsidiaries incurred or to be incurred by the Company or any of its Subsidiaries in connection with this Agreement or the Transactions will not exceed the amount set forth in Section 4.17 of the Company Disclosure Schedule.

Section 4.18    Regulatory Compliance.

(a)           The businesses of each of the Company and its Subsidiaries are being conducted in compliance with all Laws, including (i) the federal Food, Drug, and Cosmetic Act, as amended (including the rules and regulations promulgated thereunder, the “FDCA”); (ii) federal Medicare and Medicaid statutes and related state or local statutes or regulations; (iii) any comparable foreign Laws for any of the foregoing, including laws and regulations promulgated under the Medical Device Directive in the European Union (the “MDD”); (iv) federal or state criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), Stark Law (42 U.S.C. §1395nn), False Claims Act (42 U.S.C. §1320a-7b(a)), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et. seq., and any comparable state or local Laws) and (v) state licensing, disclosure and reporting requirements, except in the case of clauses (i) through (v) above as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)           All pre-clinical and clinical investigations conducted or sponsored by the Company or any of its Subsidiaries are being conducted in compliance in all material respects with all applicable Laws administered or issued by the applicable Regulatory Authorities, including (i) FDA standards for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations, (ii) applicable FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 812 and 820 of the Code of Federal Regulations, and (iii) applicable federal and state Laws restricting the use and disclosure of individually identifiable health information.  Neither the Company nor any of its Subsidiaries has received any written information from the FDA or any agency of a European Union Member State with jurisdiction over the marketing, sale, use handling and control, safety, efficacy, reliability, or manufacturing of medical devices which would reasonably be expected to lead to the denial of any application for marketing approval currently pending before the FDA or such other Regulatory Authority.

(c)           All material reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other Regulatory Authority by the Company and its Subsidiaries have been so filed, maintained or furnished.  All such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no liability exists with respect to such filing.  Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee, agent or distributor of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Regulatory Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.  Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee, agent or distributor of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law.  Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee, agent or distributor of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law.

(d)           As to each product or product candidate subject to the FDCA and the regulations of the FDA promulgated thereunder, the MDD or similar Law in any foreign jurisdiction that is or has been developed, manufactured, tested, distributed and/or marketed by or on behalf of the Company or any of its Subsidiaries (each such product or product candidate, a “Medical Device”), each such Medical Device is being or has been developed, manufactured, tested, distributed and/or marketed in compliance with all applicable requirements under the FDCA and the regulations of the FDA promulgated thereunder, the MDD and similar Laws, including those relating to investigational use, premarket clearance or marketing approval to market a Medical Device, good manufacturing practices, good clinical practices, good laboratory practices, labeling, advertising, record keeping, filing of reports and security, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries (i) since April 1, 2008 and prior to the date hereof, has received any FDA Form 483, notice of adverse finding, notices, untitled letters or other correspondence or notice from the FDA or any other Regulatory Authority and to the Company’s Knowledge there is no action or proceeding pending or threatened (including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall), in each case (A) contesting the investigational device exemption, premarket clearance or approval of, the uses of or the labeling or promotion of any Medical Device or (B) otherwise alleging any material violation applicable to any Medical Device by the Company or any of its Subsidiaries of any Law or Permit and (ii) following the date hereof, will have received any FDA Form 483, or any such notice, letters or other correspondence and to the Company’s Knowledge there is no such action or proceeding pending or threatened, except, in the case of this clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e)           As of the date hereof, no Permit issued to the Company or any of its Subsidiaries by the FDA or any other Regulatory Authority has, since April 1, 2008, been limited, suspended, modified or revoked.  Following the date hereof, no Permit issued to the Company or any of its Subsidiaries by the FDA or any other Regulatory Authority will have been limited, suspended, modified or revoked, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f)            As of the date hereof, the Company and its Subsidiaries have not received any written notices, correspondence or other communication from the FDA or any other Regulatory Authority since April 1, 2008 requiring the termination, suspension or material modification of any clinical trials conducted by, or on behalf of, the Company or its Subsidiaries, or in which the Company or its Subsidiaries have participated.  Following the date hereof, the Company and its Subsidiaries will have not received any such notices, correspondence or other communication, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(g)           Since April 1, 2008, the Company and its Subsidiaries have not either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notifications, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any product.  The Company and its Subsidiaries are not aware of any facts which are reasonably likely to cause (i) the recall, market withdrawal or replacement of any product sold or intended to be sold by the Company or its Subsidiaries, (ii) a change in the marketing classification or a material change in the labeling of any such products, or (iii) a termination or suspension of the marketing of such products.

(h)           To the Company’s Knowledge, no data generated by the Company or any of its Subsidiaries with respect to their products that has been provided to its customers or otherwise made public is the subject of any regulatory or other action, either pending or threatened, by any Regulatory Authority relating to the truthfulness or scientific adequacy of such data.

(i)            Neither the Company nor any of its Subsidiaries has received any written notice that the FDA or any other Regulatory Authority has (i) commenced, or threatened to initiate, any action to withdraw its investigational device exemption, premarket clearance or premarket approval or request the recall of any Medical Device, (ii) commenced, or threatened to initiate, any action to enjoin manufacture or distribution of any Medical Device or (iii) commenced, or threatened to initiate, any action to enjoin the manufacture or distribution of any Medical Device produced at any facility where any Medical Device is manufactured, tested, processed, packaged or held for sale.

(j)            No product manufactured and/or distributed by the Company or any of its Subsidiaries is (i) adulterated within the meaning of 21 U.S.C. § 351 (or any similar Law), (ii) misbranded within the meaning of 21 U.S.C. § 352 (or any similar Law) or (iii) a product that is in violation of 21 U.S.C. §§ 360 or 360e (or any similar Law), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.19    Vote Required.  The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the approval and adoption of this Agreement, the Merger and the other Transactions (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and approve the Merger and the other Transactions.

Section 4.20    Company Board Recommendation.  The Company Board has unanimously adopted resolutions effecting the Company Board Recommendation. As of the date of this Agreement, the Company Board Recommendation has not been amended, rescinded or modified.

Section 4.21    Proxy Statement.

(a)           The Proxy Statement when filed, distributed or disseminated, as applicable, shall comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

(b)           The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time of the Special Meeting, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c)           The representations and warranties contained in this Section 4.21 will not apply to statements or omissions included in the Proxy Statement based upon information furnished to the Company in writing by Parent or Merger Sub specifically for use therein.

Section 4.22    Interested Party Transactions.  Neither the Company nor any of its Subsidiaries is a party to any transaction or agreement (other than ordinary course directors’ compensation arrangements or any Company Equity Plans or the ESPP) with any Affiliate, stockholder that beneficially owns five percent (5%) or more of the outstanding Company Common Stock, or director or executive officer of the Company.  No event has occurred since the date of the Company’s last proxy statement to its stockholders that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 4.23    Opinion of Financial Advisor.  The Company Board has received from the Company’s financial advisor, Lazard Frères & Co. LLC, an opinion, dated as of the date of this Agreement, to the effect that, as of such date and based upon and subject to the matters and limitations set forth therein, the Merger Consideration to be received by the holders of shares of Company Common Stock (other than Parent, Merger Sub or any other direct or indirect Subsidiary of Parent) pursuant to the Merger is fair, from a financial point of view, to such holders.  A signed copy of such opinion shall be delivered to Parent as soon as reasonably practicable following the date hereof for information purposes only.

Section 4.24    State Takeover Statutes.  The Company Board has unanimously approved the terms of this Agreement and the consummation of the Merger and the other Transactions, and such approval represents all the actions necessary to render inapplicable to this Agreement, the Merger and the other Transactions, the restrictions on “business combinations” set forth in Section 203 of the DGCL, to the extent such restrictions would otherwise be applicable to this Agreement, the Merger and the other Transactions.  No other state takeover statute or similar state statute or regulation applies to this Agreement, the Merger or the other Transactions.

Section 4.25    Relationships with Distributors, Customers and Suppliers.  Between April 1, 2009 and the date hereof, no distributor, customer or supplier of the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries taken as a whole has canceled or otherwise terminated, or provided written notice to the Company or any of its Subsidiaries of its intent, or threatened in writing, to terminate its relationship with the Company or its applicable Subsidiary, or, between April 1, 2009 and the date hereof, decreased or limited in any material respect, or provided written notice to the Company or any of its Subsidiaries of its intent, or threatened in writing, to decrease or limit in any material respect, its purchases from, sales to or distribution activity with respect to the Company or any of its Subsidiaries.

Section 4.26    Insurance.  Section 4.26 of the Company Disclosure Schedule contains a complete and accurate list of all material policies of fire, liability, workers compensation, title and other forms of insurance owned or held by the Company or any of its Subsidiaries (or their respective assets or business) with policy periods in effect as of the date hereof, and the Company has heretofore provided or made available to Parent a complete and accurate copy of all such policies.  All such insurance policies are in full effect, no written notice of cancellation has been received by the Company under such policies, and there is no existing default or violation (or any condition that with the giving of notice or lapse of time or both would cause such default or violation) under any such insurance policy, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1      Organization.  Each of Parent and Merger Sub is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Each of Parent and Merger Sub is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Parent has made available to the Company a copy of the articles of incorporation or certificate of incorporation, as the case may be, and bylaws or other equivalent organizational documents of Parent and Merger Sub, as currently in effect, and neither Parent nor Merger Sub is in violation of any provision of its articles of incorporation or certificate of incorporation, as the case may be, or bylaws or other equivalent organizational documents.

Section 5.2      Authorization; Validity of Agreement; Necessary Action.  Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution, delivery and performance by Parent and Merger Sub of this Agreement, approval and adoption of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary action of Parent and Merger Sub (the written consent of the sole stockholder of which has not been modified or revoked), and no other action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 5.3      Consents and Approvals; No Violations.  The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions will not, (i) violate any provision of the articles of incorporation or certificate of incorporation, as the case may be, or bylaws (or equivalent organizational documents) of Parent or Merger Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any Contract to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound, (iii) violate any Law applicable to Parent, any of its Subsidiaries or any of their properties or assets or (iv) other than (A) the filing of the Certificate of Merger, (B) filings required by and the expiration of applicable waiting periods pursuant to the HSR Act and other Antitrust Laws, (C) applicable requirements of the Securities Exchange Rules, (D) the filing of customary applications and notices, as applicable, with Healthcare Regulatory Approvals as may be required and (E) applicable requirements of and filings with the SEC under the Exchange Act, require on the part of Parent or Merger Sub any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity; except, in the case of clauses (ii), (iii) and (iv), for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.4      Information Supplied.  The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in the Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (it being understood that no representation or warranty is made by Parent or Merger Sub with respect to any other information contained in the Proxy Statement, including any supplement or amendment thereto).

Section 5.5      Merger Sub’s Operations.  Merger Sub was formed solely for the purpose of engaging in the Transactions and has not owned any assets, engaged in any business activities or conducted any operations other than in connection with the Transactions.

Section 5.6      Sufficient Funds.  Parent has, and as of the Closing will have, sufficient immediately available funds to pay when due the aggregate Merger Consideration and to pay when due all of its fees and expenses related to the Transactions.

Section 5.7      Ownership of Company Common Stock.  None of Parent, Merger Sub or any of their respective Affiliates is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company as such term is defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

Section 5.8      Investigation by Parent and Merger Sub.

(a)           Each of Parent and Merger Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and Merger Sub has been provided access to the properties, premises and records of the Company and its Subsidiaries for this purpose.  In entering into this Agreement, each of Parent and Merger Sub has relied solely upon its own investigation and analysis, and each of Parent and Merger Sub acknowledges that, except for the representations and warranties of the Company expressly set forth in Article IV, none of the Company or its Subsidiaries nor any of their respective Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or Merger Sub or any of their Representatives.  Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective Representatives or any other Person has made a representation or warranty to Parent or Merger Sub with respect to (a) any projections, estimates or budgets for the Company or its Subsidiaries or (b) any material, documents or information relating to the Company or its Subsidiaries made available to each of Parent or Merger Sub, confidential memorandum, other offering materials or otherwise, except as expressly and specifically covered by a representation or warranty set forth in Article IV.

ARTICLE VI
COVENANTS

Section 6.1      Interim Operations of the Company.

(a)           From and after the date of this Agreement (except (w) as may be required by Law, (x) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as contemplated or permitted by this Agreement or (z) as set forth in Section 6.1 of the Company Disclosure Schedule), the business of the Company and its Subsidiaries shall be conducted only in the ordinary and usual course of business in all material respects consistent with past practice, and, to the extent consistent therewith, the Company shall (and shall cause each of its Subsidiaries to) use commercially reasonable efforts to (i) preserve intact their current business organization and (ii) maintain their relationships with customers, suppliers and others having business dealings with them; provided, however, that no action by the Company or any of its Subsidiaries with respect to matters addressed specifically by any provision of this Section 6.1(a) shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision.  Without limiting the generality of the foregoing, except (w) as may be required by Law, (x) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as contemplated or permitted by this Agreement or (z) as set forth in Section 6.1 of the Company Disclosure Schedule, from and after the date of this Agreement, neither the Company nor any of its Subsidiaries will:

(i)             amend its certificate of incorporation or bylaws (or equivalent organizational documents);

(ii)            except for Company Common Stock to be issued or delivered pursuant to Company Stock Options or the ESPP, each in accordance with their terms on the date hereof issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any shares of capital stock of any class or any other ownership interest of the Company or any of its Subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries (including “phantom” rights and stock appreciation rights), or (B) any other securities of the

Company or any of its Subsidiaries in respect of, in lieu of, or in substitution for, Company Common Stock outstanding on the date hereof;

(iii)            redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding Company Common Stock, Company Stock Options or other securities of the Company or any of its Subsidiaries;

(iv)            split, combine, subdivide or reclassify any Company Common Stock or declare, set aside for payment or pay any dividend or other distribution (whether in cash, stock or other property) in respect of any Company Common Stock, or any other securities of the Company or any of its Subsidiaries or otherwise make any payments to stockholders in their capacity as such (other than the declaration, setting aside or payment from a wholly owned Subsidiary of the Company to the Company);

(v)            adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than the Transactions;

(vi)           directly or indirectly acquire (A) by purchase, merger or otherwise, any business or equity interest of any Person or (B) any asset or assets that, individually, has a purchase price in excess of $250,000 or, in the aggregate, have a purchase price in excess of $500,000, except for new capital expenditures, which shall be subject to the limitations of clause (viii) below, and except for purchases of components, raw materials or supplies in the ordinary course of business consistent with past practice;

(vii)           sell, lease, license, mortgage, sell and leaseback or otherwise encumber or dispose of any of its properties or other assets or any interests therein, except for sales of inventory, used or obsolete equipment or scrap materials in the ordinary course of business consistent with past practice;

(viii)          make any new capital expenditure or other expenditures (including in respect of research and development), other than those which, individually, are less than or equal to $350,000 or, in the aggregate, are less than or equal to $1,000,000;

(ix)           incur any indebtedness for borrowed money in addition to that incurred as of the date of this Agreement, or guarantee any such indebtedness or make any material loans, advances or capital contributions to, or investments in, any other Person, other than (A) to the Company or any wholly owned Subsidiary of the Company or (B) to employees in respect of travel or other expenses in the ordinary course of business consistent with past practice;

(x)            except as required by the terms of any Benefit Plan or Benefit Agreement, (A) increase the compensation or benefits, or pay any bonus to, any Participant, (B) grant any Participant change of control, severance, retention or termination compensation or benefits, or any increase therein, (C) enter into, amend or terminate any Benefit Agreement, (D) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Benefit Plan (including any Company Stock Option or other award thereunder), (E) accelerate the time of payment or vesting of any rights or benefits, or make any material determinations, under any Benefit Plan or Benefit Agreement, (F) pay any amount or benefit under, or grant any awards under any bonus, incentive, performance or other compensation plan or arrangement, Benefit Plan or Benefit Agreement (including the grant of Company Stock Options or other equity or equity based awards or the removal or modification of any restrictions in any Benefit Agreement or Benefit Plan or awards made thereunder) or (G) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, Contract or arrangement or Benefit Plan or Benefit Agreement;

(xi)           change in any material respect any of the financial accounting methods used by the Company unless required by GAAP or applicable Law;

(xii)          (A) enter into any Section 4.8(a) Contract, (B) enter into any Contract granting or requiring the Company to grant any distribution rights to any third party, (C) change the source of its supply of the items set forth on Section 6.1(a)(xii) of the Company Disclosure Schedule from the applicable supplier identified on such schedule (including by entering into any new Contract with any alternative source of supply), (D) enter into any other Material Contract outside the ordinary course of business or inconsistent with past practice or (E) except as permitted pursuant to Section 6.4, modify, amend or terminate any Contract or waive, release, assign or fail to exercise or pursue any material rights or claims thereunder, which if so modified, amended, terminated, waived, released, assigned or not exercised or pursued would reasonably be expected to (x) adversely affect the Company and its Subsidiaries in any material respect when viewed in the aggregate, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the Merger or any of the other Transactions;

(xiii)          except as required by applicable Law, (A) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reserved against in the most recent financial statements of the Company included in the Filed SEC Reports (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (B) cancel any indebtedness owing to the Company or any of its Subsidiaries, (C) waive or assign any claims or rights of substantial value (other than in connection with the settlement of delinquent accounts receivable in the ordinary course of business consistent with past practice), (D) except as permitted pursuant to Section 6.4, waive any benefits of, or agree to modify in any respect, or, subject to the terms hereof, fail to enforce, or consent to any matter with respect to which consent is required under, any standstill or similar Contract to which the Company or any of its Subsidiaries is a party or (E) except as permitted pursuant to Section 6.4, waive any material benefits of, or agree to modify in any material respect, or, subject to the terms hereof, fail to enforce in any material respect, or consent to any matter with respect to which consent is required under, any material confidentiality or similar Contract to which the Company or any of its Subsidiaries is a party;

(xiv)          sell, transfer or license to any person or adversely amend or modify any rights to any Company Intellectual Property (other than sales and distribution Contracts and their associated product licenses entered into in the ordinary course of business consistent with past practice); or

(xv)           enter into any Contract, agreement, commitment or arrangement to do any of the foregoing.

Section 6.2      Advice of Changes; Filings.  The Company and Parent shall promptly advise the other party orally and in writing of (a) any representation or warranty made by it (and, in the case of Parent, made by Merger Sub) contained in this Agreement becoming untrue or (b) the failure of it (and, in the case of Parent, of Merger Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it (and, in the case of Parent, of Merger Sub) under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.  The Company and Parent shall, to the extent permitted by Law, promptly provide the other with copies of all filings made by such party (and, in the case of Parent, by Merger Sub) with any Governmental Entity in connection with this Agreement, the Merger and the other Transactions, other than the portions of such filings that include confidential information not directly related to the Transactions.

Section 6.3      Access to Information.  From and after the date of this Agreement, the Company shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, investment bankers, accountants and other authorized representatives (“Representatives”) of Parent and Merger Sub reasonable access, in a manner not disruptive to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice, to the properties, books and records of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries in each case as may reasonably be requested; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Merger Sub if such disclosure would, in the reasonable judgment of the Company, (i) violate applicable Law or the provisions of any agreement to which the Company or any of its Subsidiaries is a party or (ii) jeopardize any attorney-client or other legal privilege; provided further, however, that nothing herein shall authorize Parent or its Representatives to undertake any environmental investigations or sampling at any of the properties owned, operated or leased by the Company or its Subsidiaries.  Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.3 for any competitive or other purpose unrelated to the consummation of the Transactions.  The Confidentiality Agreement shall apply with respect to information furnished hereunder by the Company, its Subsidiaries and the Company’s Representatives (as defined in the Confidentiality Agreement).

Section 6.4      Board Recommendation; Acquisition Proposals.

(a)           From and after the date of this Agreement, the Company will not, nor shall it authorize or permit any of its Subsidiaries or any of its or their respective officers, directors, employees and other Representatives to, directly or indirectly (i) initiate, solicit, or take any action to facilitate or encourage, or participate or engage in any negotiations, inquiries or discussions with respect to any Acquisition Proposal, (ii) in connection with any potential Acquisition Proposal, disclose or furnish any information or data to any Person or afford any Person other than Parent or its Representatives access to its properties, books, or records, except as required by Law or pursuant to a governmental request for information, (iii) enter into or execute, or propose to enter into or execute, any agreement relating to an Acquisition Proposal, or (iv) approve, endorse, recommend or make or authorize any public statement, recommendation, or solicitation in support of any Acquisition Proposal or any offer or proposal relating to an Acquisition Proposal other than with respect to the Merger.  Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this

Section 6.4(a) by the Company.  The Company will, and will direct its Representatives to, (A) immediately cease and cause to be terminated all discussions and negotiations with any Person regarding any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal and (B) promptly after the date hereof request the prompt return or destruction of all confidential information previously provided to any such Person(s) within the last twelve (12) months for the purpose of evaluating a possible Acquisition Proposal.

(b)           Notwithstanding anything to the contrary contained in this Agreement, in the event that the Company receives a bona fide written unsolicited Acquisition Proposal after the date hereof that did not result from a breach of this Section 6.4, the Company and the Company Board may participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with, or furnish any information to, any Person or Persons (but only after any such Person or Persons enter into a customary confidentiality agreement with the Company which may not provide for an exclusive right to negotiate with the Company and may not restrict the Company from complying with this Section 6.4) making such contact or making such Acquisition Proposal and their respective Representatives and potential sources of financing, if prior to Company Stockholder Approval (i) the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Person or Persons have submitted to the Company an Acquisition Proposal that is, or would reasonably be expected to lead to, a Superior Proposal or (ii) the Company Board determines in good faith, after consultation with counsel, that the failure to participate in such discussions or negotiations or to furnish such information would reasonably be expected to be inconsistent with the directors’ fiduciary duties to the Company’s stockholders under applicable Law; provided that all such information so furnished has been previously provided to Parent or is provided to Parent substantially concurrent with it being so furnished to such Person or its Representatives.  In addition, nothing herein shall restrict the Company from complying with its disclosure obligations with regard to any Acquisition Proposal under applicable Law.

(c)           The Company shall promptly (and in any event within twenty-four (24) hours) advise Parent orally and in writing of any Acquisition Proposal, the financial and other material terms and conditions of any such Acquisition Proposal (including any changes thereto) and the identity of the Person making any such Acquisition Proposal.  The Company shall (i) keep Parent fully informed of the status and material details (including any change to the terms thereof) of any such Acquisition Proposal and any substantive discussions and any negotiations concerning the material terms and conditions thereof and (ii) provide to Parent as soon as practicable (and in any event within twenty-four (24) hours) after receipt or delivery thereof copies of all correspondence and other written material (including all draft agreements and any comments thereon) relating to any such Acquisition Proposal exchanged between the Company or any of its Subsidiaries (or their Representatives), on the one hand, and the Person making an Acquisition Proposal (or its Representatives), on the other hand.

(d)           Subject to Sections 6.4(e) and 6.4(f), neither the Company Board nor any committee thereof shall, directly or indirectly, (A)(i) withdraw (or modify in a manner adverse to Parent or Merger Sub), or propose publicly to withdraw (or so modify), the Company Board Recommendation, (ii) approve, adopt, or recommend, or propose publicly to approve, adopt, or recommend, any Acquisition Proposal or (iii) in the event of a tender offer or exchange offer for any outstanding Company Common Stock, fail to recommend against acceptance of such tender offer or exchange offer by the Company’s stockholders within ten (10) Business Days of the commencement thereof (for the avoidance of doubt, the taking of no position or a neutral position by the Company Board in respect of the acceptance of any tender offer or exchange offer by its stockholders shall constitute a failure to recommend against any such offer) (any action described in clauses (i)-(iii) being referred to as a “Change of Recommendation”) or (B) approve or recommend, or publicly propose to approve or recommend, or allow the Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other agreement, arrangement, or understanding (i) constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal or (ii) requiring it to abandon, terminate, or fail to consummate the Transactions.

(e)           Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, the Company Board may, if the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to take such action would be inconsistent with the directors’ fiduciary duties to the Company’s stockholders under applicable Law (x) make a Change of Recommendation or (y) in response to a Superior Proposal that was not solicited after the date hereof and did not otherwise result from a breach of this Section 6.4, cause the Company to terminate this Agreement and concurrently with or after such termination, cause the Company to enter into an acquisition agreement with respect to a Superior Proposal; provided, however, that no Change of Recommendation may be made that relates to an Acquisition Proposal unless such Acquisition Proposal constitutes a Superior Proposal and; provided further that (1) no Change of Recommendation may be made and (2) no termination of this Agreement pursuant to this Section 6.4(e) may be made, in each case until after the fifth (5th) Business Day following Parent’s receipt of written notice from the Company advising Parent that the Company Board intends to make a Change of Recommendation (a “Notice of Adverse Recommendation”) or terminate this Agreement pursuant to this Section 6.4(e) (a “Notice of Superior Proposal”) and specifying the reasons therefor, including, if the basis of the proposed action by the Company Board is a Superior Proposal, the terms and conditions of any such Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation or Notice of Superior Proposal and a new five (5) Business Day period).  The Company agrees that, during the five (5) Business Day period prior to (i) the Company Board making a Change of Recommendation or (ii) the termination of this Agreement by the Company pursuant to this Section 6.4(e), the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of this Agreement proposed by

Parent.  In determining whether to make a Change of Recommendation or to cause the Company to terminate this Agreement pursuant to this Section 6.4(e), the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent in response to a Notice of Adverse Recommendation, a Notice of Superior Proposal or otherwise.

(f)            Nothing contained in this Section 6.4 shall prohibit the Company or the Company Board from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with respect to a tender offer or exchange offer by a third party or from taking any action or making any disclosure required by applicable Law.

Section 6.5      Employee Benefits.

(a)           With respect to the employees of the Company or its Subsidiaries who are employed primarily in the United States, as of the Effective Time, and for a period of at least twelve (12) months thereafter, Parent agrees to (i) provide or cause its Subsidiaries (including the Surviving Corporation) to provide each employee of the Company or its Subsidiaries who continues to be employed by the Company or the Surviving Corporation after the Effective Time (each, an “Affected Employee” and collectively, the “Affected Employees”) with base salary or wage rates that are not less than that in effect for such Affected Employee immediately prior to the Effective Time and (ii) either (A) maintain or cause its Subsidiaries (including the Surviving Corporation) to maintain the material Benefit Plans (other than the Company Equity Plans and ESPP) at the benefit levels in effect immediately prior to the Effective Time, or (B) provide or cause its Subsidiaries (including the Surviving Corporation) to provide employee benefits (excluding any equity-based compensation, defined benefit pensions or retiree medical benefits) that are no less favorable to each Affected Employee, in the aggregate, than those in effect for such Affected Employee immediately prior to the Effective Time.  Following the Effective Time, Parent shall have the sole discretion with respect to the participation of any Affected Employee in any plans or arrangements providing for the issuance of shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements.

(b)           Effective as of the Effective Time and thereafter, Parent shall provide, or shall cause the Surviving Corporation to provide, that periods of employment with the Company (including any current or former Affiliate of the Company or any predecessor of the Company) shall be taken into account (i) for purposes of vesting (but not benefit accrual) under Parent’s defined benefit pension plan, (ii) for purposes of eligibility for vacation under Parent’s vacation program, (iii) for purposes of eligibility under any health or welfare plan maintained by Parent (other than any post-employment health or post-employment welfare plan) and Parent’s 401(k) plan and (iv) unless covered under another arrangement with or of the Company, for benefit accrual purposes under Parent’s severance plan (in the case of each of clauses (i), (ii), (iii) and (iv), solely to the extent that Parent makes such plan or program available to employees of the Surviving Corporation and not in any case where credit would result in duplication of benefits), but not for purposes of any other employee benefit plan of Parent.  Effective as of the Effective Time and thereafter, Parent shall, and shall cause the Surviving Corporation to, (A) reduce any period of limitation on health benefits coverage of Affected Employees due to pre-existing conditions (or actively at work or similar requirements) under the applicable health benefits plan of Parent or an Affiliate of Parent by the number of days of an individual’s “creditable coverage”, to the extent required by Section 701 of ERISA, (B) waive any and all eligibility waiting periods and evidence of insurability requirements with respect to such Affected Employees to the extent such eligibility waiting periods or evidence of insurability requirements were waived with respect to the Affected Employees under the Benefits Plans and (C) credit each Affected Employee with all deductible payments, out-of-pocket or other co-payments paid by such employee under the health benefit plans of the Company or its Affiliates prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health benefit plan of Parent or an Affiliate of Parent for such year.  The Merger shall not affect any Affected Employee’s accrual of, or right to take, any accrued but unused personal, sick or vacation policies applicable to such Affected Employee immediately prior to the Effective Time.  Nothing in this Agreement shall confer upon any Affected Employee any right to continue in the employ or service of Parent, the Surviving Corporation or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any Affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Affected Employee at any time for any reason whatsoever, with or without cause.

(c)           With respect to Affected Employees who are employed primarily outside the United States, following the Effective Time, Parent and its Subsidiaries shall provide such employees with employee benefits in accordance with applicable Law.

(d)           This Section 6.5 shall be binding upon and shall inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.5, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.5.  Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific plans, programs, policies, arrangements, agreements or understandings.  Furthermore, no provision of this Agreement shall be construed as prohibiting or limiting the ability of Parent or the Surviving Corporation to amend, modify or terminate any plans, programs, policies, arrangements, agreements or understandings of Parent, the Company or the Surviving Corporation and nothing therein shall be construed as an amendment to any such plan, program, policy, arrangement, agreement or understanding for any purpose.

Section 6.6      Publicity.  The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be acceptable to Parent and the Company.  Neither the Company nor Parent (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the Transactions without the prior agreement of the other party, except as may be required by Law or by any Securities Exchange Rule, in which case the party proposing to issue such press release or make such public announcement shall use commercially reasonable efforts to consult in good faith with the other party before making any such public announcements; provided that the Company will no longer be required to obtain the prior agreement of or consult with Parent in connection with any such press release or public announcement if the Company Board has effected a Change of Recommendation or in connection with any such press release or public announcement pursuant to Section 6.4(f).

Section 6.7      Directors’ and Officers’ Insurance and Indemnification.

(a)           From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, assume the obligations with respect to all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company or any of its Subsidiaries (the “Indemnified Parties”) as provided in the Company Charter, Company Bylaws or any indemnification agreement between an Indemnified Party and the Company or any of its Subsidiaries (in each case, as in effect on the date hereof or as amended or entered into prior to the Effective Time with the consent of Parent), without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms.  The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and advancement of expenses set forth in the Company Charter and Company Bylaws as amended, restated and in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by Law.

(b)           Parent shall obtain, at the Effective Time, a prepaid (or “tail”) directors’ and officers’ liability insurance policy in respect of acts or omissions occurring at or prior to the Effective Time for six (6) years from the Effective Time, covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been heretofore made available to Parent) (collectively, the “Insured Parties”) on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date of this Agreement; provided, however, that in satisfying its obligations under this Section 6.7(b), Parent shall not be obligated to pay more than $700,000 in the aggregate to obtain such policy.  It is understood and agreed that in the event such a policy cannot be obtained for $700,000 or less in the aggregate, Parent shall be obligated to obtain as much coverage for not less than six (6) years from the Effective Time as may be obtained for such $700,000 aggregate amount.

(c)           This Section 6.7 is intended to benefit the Insured Parties and the Indemnified Parties, and shall be binding on all successors and assigns of Parent, Merger Sub, the Company and the Surviving Corporation.

(d)           In the event that Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Corporation or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.7.

Section 6.8      State Takeover Laws.  The Company Board shall take all action reasonably necessary to render any “control share acquisition”, “fair price”, “business combination” or other anti-takeover Law that becomes or is deemed to be applicable to the Company, Parent or Merger Sub, the Merger or any other Transaction, inapplicable to the foregoing.

Section 6.9      Commercially Reasonable Efforts.

(a)           Notwithstanding anything in this Agreement to the contrary, the parties hereto agree to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and to make all other filings required by applicable foreign Antitrust Laws with respect to the Transactions as promptly as practicable and in any event prior to the expiration of any applicable legal deadline (provided that the filing of a Notification and Report Form pursuant to the HSR Act will be made within ten (10) Business Days after the date of this Agreement) and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, or any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition (collectively “Antitrust Laws”).  The parties shall also consult and cooperate with one another, and consider in good faith the views of one another, in connection with any filings or other submissions made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any such Antitrust Laws.  Without limiting the foregoing, each of the parties hereto agrees to use its commercially reasonable efforts to (i) keep the other party informed of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case relating to the Transactions and (ii) provide each other with copies of all material written communications to or from any Governmental Entity relating to any Antitrust Laws (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals submitted to any such Governmental Entity).  Any such disclosures or provision of copies by one party to the other may be made on an outside counsel basis if appropriate.  Nothing in this Agreement shall be deemed to require Parent to agree to, or proffer to, divest or hold separate any assets or any portion of any business of Parent, the Company or any of their respective Affiliates.

(b)           Subject to the terms hereof, and except with regard to the Antitrust Laws which shall be governed by Section 6.9(a), the Company, Parent and Merger Sub shall, and Parent and the Company shall cause their respective Subsidiaries to, each use their commercially reasonable efforts to:

(i)             take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Transactions as promptly as reasonably practicable;

(ii)             obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders and send any notices, in each case, which are required to be obtained, made or sent by the Company or Parent or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions; provided that in connection therewith none of the Company or its Subsidiaries will be required to (nor, without the prior written consent of Parent, will) make or agree to make any payment or accept any material conditions or obligations, including amendments to existing conditions and obligations;

(iii)            as promptly as practicable, make all necessary filings and notifications, and thereafter make any other submissions and applications with respect to this Agreement and the Transactions required under any applicable statute, law, rule or regulation; and

(iv)            execute or deliver any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of, this Agreement.

The Company and Parent shall cooperate with each other in connection with the making of all such filings, submissions, applications and requests. The Company and Parent shall each use their commercially reasonable efforts to furnish to each other (on an outside counsel basis if appropriate) all information required for any filing, submission, application or request to be made pursuant to the rules and regulations of any applicable statute, law, rule or regulation in connection with the Transactions.  For the avoidance of doubt, Parent and the Company agree that nothing contained in this Section 6.9(b) shall modify, limit or otherwise affect their respective rights and responsibilities under Section 6.9(a).

Section 6.10    Section 16 Matters.  Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition of shares of Company Common Stock and Company Stock Options pursuant to this Agreement by any officer or director of the Company who is a covered person for purposes of Section 16 of the Exchange Act shall be an exempt transaction for purposes of Section 16 of the Exchange Act.

Section 6.11     Tax Matters.

(a)           During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to,

(i)             timely file all Tax Returns required to be filed after the date of this Agreement but prior to the Closing by or on behalf of each such entity (“Post-Signing Returns”) and timely pay all Taxes in respect of such Post-Signing Returns;

(ii)             submit any Post-Signing Returns to Parent for approval prior to filing, which approval shall not be unreasonably withheld or delayed;

(iii)            not take any position on a Post-Signing Return that is inconsistent with past custom and practice (unless required by GAAP or applicable Law) without the consent of Parent (which consent shall not be unreasonably withheld or delayed);

(iv)            not make, change or rescind any material Tax election or settle or compromise any material Tax liability, in each case without the consent of Parent (which consent shall not be unreasonably withheld or delayed);

(v)            promptly notify Parent of any Audits that are or become pending against or with respect to the Company or any of its Subsidiaries and not settle or compromise any such Audit without the consent of Parent (which consent shall not be unreasonably withheld or delayed);

(vi)            accrue a reserve in the books and records and financial statements of the Company and each of its Subsidiaries at such times and in such amounts as are in accordance with past practice for all Taxes of the Company or any of its Subsidiaries for which no Post-Signing Return is due prior to the Effective Time;

(vii)           not (A) change any Tax accounting period or method or (B) file any amended Tax Return of the Company or any of its Subsidiaries, in each case without the consent of Parent (which consent shall not be unreasonably withheld or delayed);

(viii)          not (A) surrender any right to claim a Tax refund, nor consent to any extension or waiver of the limitations period for the assessment of Taxes without the consent of Parent (which consent shall not be unreasonably withheld or delayed) or (B) take any action outside of the ordinary course of business if taking such action would affect the Taxes of the Company or any of its Subsidiaries after the Closing Date;

(ix)            not change the Tax residency of the Company or any of its Subsidiaries; and

(b)           cause all existing Tax sharing agreements, Tax indemnity obligations and similar agreements, arrangements or practices (“Tax-Related Agreements”) with respect to Taxes to which the Company or any of its Subsidiaries is or may be a party or by which the Company or any of its Subsidiaries is or may otherwise be bound (other than Tax-Related Agreements between or among the Company and its Subsidiaries) to be terminated and have no further force or effect as of or prior to the Effective Time such that, after the Effective Time, neither the Company nor any of its Subsidiaries shall have any further rights or obligations under such Tax-Related Agreement.

(c)           Parent, Merger Sub and the Company shall cooperate with each other and provide each other with all information as is reasonably necessary for the parties to satisfy the reporting obligations, if any, under Section 6043A of the Code.

(d)           All real and personal property transfer, documentary, sales, use registration, value-added, stamp duty and other similar Taxes incurred in connection with the Transactions shall be borne by Parent.

Section 6.12    Obligations of Merger Sub.  Parent shall cause Merger Sub to perform its obligations under this Agreement, including the payment by Merger Sub of the Merger Consideration following the Effective Time in accordance with Article III, and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 6.13    Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 6.14    FIRPTA Certificate.  The Company shall deliver to Parent a certification dated as of the Closing Date signed by the Company and to the effect that the Shares are not “United States real property interests” within the meaning of Section 897 of the Code; provided, however, that if the Company fails to deliver such certificate, the transactions shall nonetheless close and Parent shall withhold from the Merger Consideration and pay over to the appropriate Taxing Authority the amount required to be withheld under Section 1445 of the Code.

ARTICLE VII
CONDITIONS

Section 7.1      Conditions to Each Party’s Obligation to Effect the Merger.  The obligations of the Company, on the one hand, and Parent and Merger Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company, Parent and Merger Sub, if permissible under Law) of the following conditions:

(a)           the Company Stockholder Approval shall have been obtained;

(b)           no Governmental Entity having jurisdiction over the Company, Parent or Merger Sub shall have enacted or issued any Law or Order or taken any other material action enjoining or otherwise prohibiting consummation of the Transactions substantially on the terms contemplated by this Agreement;

(c)           the waiting period (and any extensions thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or otherwise been terminated; and

(d)           the approvals and clearances under the Antitrust Laws of the countries set forth on Section 7.1(d) of the Company Disclosure Schedule applicable to the consummation of the Transactions shall have been obtained.

Section 7.2      Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent and Merger Sub if permissible under Law) of the following conditions:
(a)           the representations and warranties of the Company contained in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date.  Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect;

(b)           the Company shall not have breached or failed, in any material respect, to perform or to comply with any agreement or covenant required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect;

(c)           there shall not be pending any suit, action or proceeding by any Governmental Entity (i) challenging the acquisition by Parent or Merger Sub of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Merger or any other Transactions, or seeking to place limitations on the ownership of the shares of Company Common Stock (or shares of common stock of the Surviving Corporation) by Parent, Merger Sub or any other Affiliate of Parent, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any portion of any business or of any assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to divest or hold separate any portion of any business or of any assets of the Company, Parent or any of their respective Subsidiaries, in each case, as a result of the Merger or any of the other Transactions or (iii) seeking to prohibit Parent or any of its Affiliates from effectively controlling in any material respect the business or operations of the Company or any of its Subsidiaries; and

(d)           since the date of this Agreement, a Company Material Adverse Effect shall not have occurred and be continuing.

Section 7.3      Conditions to Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company if permissible under Law) of the following conditions:

(a)           the representations and warranties of Parent and Merger Sub contained in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Parent and Merger Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date.  The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect; and

(b)           Parent and Merger Sub shall not have breached or failed, in any material respect, to perform or to comply with any agreement or covenant required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

Section 7.4      Frustration of Closing Conditions.  None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3 to be satisfied if such failure was caused by such party’s failure to act in good faith or use its commercially reasonable efforts to consummate the Transactions, as required by and subject to Section 6.9.

ARTICLE VIII
TERMINATION

Section 8.1      Termination.  Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after any requisite Company Stockholder Approval:

(a)           by the mutual consent of the Company and Parent;

(b)           by either the Company or Parent:

(i)             if as a result of the failure of any of the conditions set forth in Article VII, the Merger shall not have been consummated on or prior to

March 11, 2011 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose material breach of this Agreement has been the cause of, or resulted in, the failure of such conditions to be satisfied on or prior to such date;

(ii)             if any Governmental Entity having jurisdiction over the Company, Parent or Merger Sub shall have enacted or issued any Law or Order or taken any other material action, in each case such that the condition set forth in Section 7.1(b), 7.1(c) or 7.1(d) would not be satisfied, and such Law, Order or other action shall have become final and non-appealable, unless the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not have complied with its obligations under Section 6.9; or

(iii)            if the Company Stockholder Approval shall not have been obtained at the Special Meeting duly convened therefor or at any adjournment or postponement thereof;

(c)           by the Company:

(i)             upon a breach of any covenant or agreement on the part of Parent or Merger Sub, or if any representation or warranty of Parent or Merger Sub shall be untrue, which breach or failure to be true (A) would give rise to the failure of a condition set forth in Section 7.3(a) or 7.3(b) and (B) is incapable of being cured prior to the End Date; provided further that the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available to the Company if it has failed to perform in any material respect any of its obligations under or in connection with this Agreement; or

(ii)            prior to obtaining the Company Stockholder Approval in accordance with Section 6.4; or

(d)           by Parent or Merger Sub:

(i)             upon a breach of any covenant or agreement on the part of the Company, or if any representation or warranty of the Company shall be untrue, which breach or failure to be true (A) would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) and (B) is incapable of being cured prior to the End Date; provided further that the right to terminate this Agreement under this Section 8.1(d)(i) shall not be available to Parent if it has failed to perform in any material respect any of its obligations under or in connection with this Agreement; or

(ii)             if, prior to obtaining the Company Stockholder Approval, the Company Board (A) shall have made a Change of Recommendation or (B) fails publicly to reaffirm the Company Board Recommendation (x) within ten (10) Business Days of receipt of a written request by Parent to provide such reaffirmation following an Acquisition Proposal or (y) if the End Date is less than ten (10) Business Days from the receipt of such a request by Parent, by the close of business on the Business Day immediately preceding the End Date.

Section 8.2      Effect of Termination.

(a)           In the event of the termination of this Agreement in accordance with Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made and a reasonably detailed description of the basis therefor, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers, employees, stockholders, Representatives, agents or advisors other than, with respect to Parent, Merger Sub and the Company, the obligations pursuant to this Section 8.2, and Article IX and the last sentence of Section 6.3; provided, however, that except as set forth in Sections 8.2(b) and 8.2(c), nothing contained in this Section 8.2 shall relieve Parent, Merger Sub or the Company from liability for fraud or knowing and intentional breach of this Agreement.

(b)           If

(i)             this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii) or by Parent or Merger Sub pursuant to Section 8.1(d)(ii); or

(ii)            (A) this Agreement is terminated by the Company or Parent pursuant to Sections 8.1(b)(i) or 8.1(b)(iii), (B) there has been publicly disclosed for the first time after the date of this Agreement and prior to the date of termination of this Agreement an Acquisition Proposal (or the intention by any Person to make an Acquisition Proposal) and (C) within twelve (12) months after such termination, either (1) the Company enters into a definitive agreement with respect to a Qualifying Transaction pursuant to any Acquisition Proposal or (2) the Company consummates any Qualifying Transaction contemplated by any

Acquisition Proposal, then, in each case, the Company shall pay to Parent a termination fee of $13,250,000 in cash, payable (x) concurrently with any termination by the Company pursuant to Section 8.1(c)(ii), (y) within five (5) Business Days of any termination by Parent or Merger Sub pursuant to Section 8.1(d)(ii) or (z) on the date of the first to occur of the events referred to in clause (C) above; it being understood that in no event shall the Company be required to pay the fee referred to in this Section 8.2(b) on more than one occasion.  Upon payment of such fee, the Company shall have no further liability to Parent or Merger Sub with respect to this Agreement or the Transactions, provided that nothing herein shall release the Company from liability for fraud or knowing and intentional breach of this Agreement.  All payments contemplated by this Section 8.2(b) shall be made by wire transfer of immediately available funds to an account designated by Parent and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes.

(c)           If (i) this Agreement is terminated pursuant to Section 8.1(b)(i) or 8.1(b)(ii) and (ii) at the time of any such termination all of the conditions set forth in Article VII have been satisfied or waived except for any of the conditions set forth in Section 7.1(b), 7.1(c), 7.1(d) or 7.2(c) (in the case of Sections 7.1(b) and 7.2(c), only to the extent that the conditions set forth therein have not been satisfied due to a suit, action or proceeding by any national Governmental Entity or the enactment or issuance of any Law or Order, or the taking of other material action by any national Governmental Entity, in each case, relating to Antitrust Laws), then Parent shall pay to the Company a fee equal to $10,000,000, payable (x) concurrently with any such termination by Parent or (y) within five (5) Business Days of any such termination by the Company.  Upon payment of such fee, Parent shall have no further liability to the Company with respect to this Agreement or the Transactions, provided that nothing herein shall release Parent from liability for fraud or knowing and intentional breach of this Agreement.  All payments contemplated by this Section 8.2(c) shall be made by wire transfer of immediately available funds to an account designated by the Company and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes.

ARTICLE IX
MISCELLANEOUS

Section 9.1      Amendment and Modification.  Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the receipt of the Company Stockholder Approval, no such amendment, modification or supplement that by Law requires the approval of the stockholders of the Company shall be effected without the approval of such stockholders.

Section 9.2      Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement.  This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time.

Section 9.3      Notices.  All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed facsimile transmission or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

(a)     if to Parent or Merger Sub, to:

Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, New Jersey 08933
Facsimile:     (732) 524-2788
Attention:     Office of the General Counsel

with a copy to:

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, New York 10019
Telephone:   (212) 474-1964
Facsimile:     (212) 474-1000
Attention:     Robert I. Townsend III and
                   Damien R. Zoubek

(b)     if to the Company, to:

Micrus Endovascular Corporation
821 Fox Lane
San Jose, California 95131
Facsimile:     (408) 433-1581
Attention:     General Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Ave., Suite 1100
Palo Alto, CA  94301
Facsimile:     (650) 798-6530
Attention:     Leif B. King and Thomas J. Ivey

or to such other address or facsimile number for a party as shall be specified in a notice given in accordance with this section; provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided further that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.3 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.3.  Nothing in this Section 9.3 shall be deemed to constitute consent to the manner or address for service of process in connection with any legal proceeding, including litigation arising out of or in connection with this Agreement.

Section 9.4     Interpretation.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.  Information provided in any section or paragraph of the Company Disclosure Schedule shall qualify (a) the corresponding section or paragraph in this Agreement and (b) the other sections and paragraphs in this Agreement to the extent that it is readily apparent on the face of such disclosure, without reference to extrinsic evidence, that such disclosure also qualifies or applies to such other sections and paragraphs.  The inclusion of any item in the Company Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

Section 9.5     Counterparts.  This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 9.6     Entire Agreement; Third-Party Beneficiaries.  This Agreement (including the Company Disclosure Schedule and the exhibits and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except for (i) the rights of the Company’s stockholders to receive the Merger Consideration and the holders of the Company Stock Options to receive the consideration described in Section 3.4, as the case may be, following the Effective Time in accordance with Article III and (ii) as provided in Section 6.7 (which is intended for the benefit of the Indemnified Parties and the Insured Parties, all of whom shall be third-party beneficiaries of these provisions from and after the Effective Time) are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.7     Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 9.8     Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 9.9     Jurisdiction.  Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of any United States federal court located in the State of Delaware or the Delaware Court of Chancery in the event any dispute arises out of this Agreement or any of the Transactions, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than a United States federal court sitting in the State of Delaware or the Delaware Court of Chancery; provided that each of the parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by any United States federal court located in the State of Delaware or the Delaware Court of Chancery in any other court or jurisdiction.

Section 9.10   Service of Process.  Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.9 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.3.  However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.11   Specific Performance.  Each of the parties hereto acknowledges and agrees that, in the event of any breach of this Agreement, each nonbreaching party would be irreparably and immediately harmed and could not be made whole by monetary damages.  It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in accordance with Section 9.9.

Section 9.12    Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent or Merger Sub, upon prior written notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement (a) in the case of Parent, to any direct or indirect wholly owned Subsidiary of Parent and (b) in the case of Merger Sub, to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub, as applicable, of any of its obligations hereunder; provided that any such assignee of Parent or Merger Sub, as applicable, shall be primarily liable with respect to the obligations hereunder and the liability of Parent or Merger Sub, as applicable, shall be secondary.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 9.13    Expenses.  All costs and expenses incurred in connection with the Merger, this Agreement and the consummation of the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Merger or any of the other Transactions is consummated.

Section 9.14    Headings.  Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 9.15    Waivers.  Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.16    WAIVER OF JURY TRIAL.  EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM  (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

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IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

MICRUS ENDOVASCULAR CORPORATION

By:	/s/ John T. Kilcoyne
Name: John T. Kilcoyne
Title: Chief Executive Officer

JOHNSON & JOHNSON

By:	/s/ John A. Papa
Name: John A. Papa
Title: Treasurer

COPE ACQUISITION CORP.

By:	/s/ Aileen P. Stockburger
Name: Aileen P. Stockburger
Title: President